EXHIBIT 10.1
MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of September 29, 2025

by and among

SIRIUS ACQUISITIONS HOLDING COMPANY,

CIRRATA VI, LLC,

solely for purposes of Article I, Section 14.01 and Article XV herein,
SIRIUS RE HOLDINGS, INC.,

and, solely for purposes of Article I, Section 14.02 and Article XV herein,
AMBAC FINANCIAL GROUP, INC.

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TABLE OF CONTENTS
Page
Section 1.01    Certain Defined Terms    1
ARTICLE II PURCHASE AND SALE    17
Section 2.01    Purchase and Sale of the Company Interests    17
Section 2.02    Estimated Closing Statement; Subsequent Balance Sheets    17
Section 2.03    Closing    18
Section 2.04    Closing Payment    18
Section 2.05    Post-Closing Purchase Price Adjustment    18
ARTICLE III THE CLOSING    21
Section 3.01    The Buyer’s Additional Closing Date Deliveries    21
Section 3.02    The Seller’s Additional Closing Date Deliveries    21
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER    22
Section 4.01    Incorporation and Authority of the Seller    22
Section 4.02    No Conflict    22
Section 4.03    Consents and Approvals    23
Section 4.04    Ownership of Purchased Interests    23
ARTICLE V REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES AND THE BUSINESS    23
Section 5.01    Organization of the Acquired Companies    23
Section 5.02    Capital Structure of the Company; Subsidiaries    23
Section 5.03    Financial Statements    24
Section 5.04    Undisclosed Liabilities    26
Section 5.05    Absence of Certain Changes    26
Section 5.06    Absence of Litigation    26
Section 5.07    Title to Properties    26
Section 5.08    Environmental Matters    27
Section 5.09    Compliance with Laws; Permits    27
Section 5.10    Intellectual Property    28
Section 5.11    HIPAA, Privacy and Data Security    30
Section 5.12    Material Contracts    31
Section 5.13    Affiliate Transactions    33
Section 5.14    Employees and Labor Matters    33
Section 5.15    Employee Benefit Plans and Related Matters    36
Section 5.16    Insurance    37
Section 5.17    Taxes    37
Section 5.18    Producers    39
Section 5.19    Accounts, Commissions and Appointments    40
Section 5.20    Insurance Administered by the Acquired Companies    41
Section 5.21    Brokers    41
Section 5.22    NO OTHER REPRESENTATIONS OR WARRANTIES    41

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ARTICLE VI REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER    42
Section 6.01    Incorporation and Authority of the Buyer    42
Section 6.02    No Conflict    42
Section 6.03    Consents and Approvals    43
Section 6.04    Absence of Litigation    43
Section 6.05    Purchase for Own Account    43
Section 6.06    Financial Ability    43
Section 6.07    Investigation    43
Section 6.08    Regulatory Matters    44
Section 6.09    Brokers; No Other Seller Representations or Warranties    44
Section 6.10    NO OTHER REPRESENTATIONS OR WARRANTIES    45
ARTICLE VII ACTIONS PRIOR TO THE CLOSING DATE    45
Section 7.01    Conduct of Business Prior to the Closing    45
Section 7.02    Access to Information    48
Section 7.03    Reasonable Best Efforts    48
Section 7.04    Third Party Consents and Guarantees    51
Section 7.05    Intercompany Arrangements    51
Section 7.06    Representations & Warranties Insurance    52
Section 7.07    Intercompany Obligations    53
ARTICLE VIII ADDITIONAL AGREEMENTS    53
Section 8.01    Access to Information    53
Section 8.02    Books and Records    54
Section 8.03    Confidentiality    54
Section 8.04    Non-Solicitation; Non-Competition    55
Section 8.05    Insurance    58
Section 8.06    Seller Names and Marks    58
Section 8.07    D&O Liabilities    58
Section 8.08    Privilege Preservation    59
Section 8.09    Further Action    59
Section 8.10    Seller’s Release    60
Section 8.11    MGU Agreement; Administrative Services Agreement    60
Section 8.12    Other Covenants    60
Section 8.13    Additional Matters.    60
Section 8.14    Third Party Claim Procedures.    61
ARTICLE IX EMPLOYEE MATTERS    63
Section 9.01    Continuing Employees    63
Section 9.02    Compensation and Benefit Continuation    63
Section 9.03    Severance Obligations    64
Section 9.04    Credit for Service; Preexisting Conditions; Exclusions and Waiting Periods    65
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Section 9.05    Certain Employee Benefit Plan Matters    65
Section 9.06    COBRA    65
Section 9.07    WARN    66
Section 9.08    Employee Communications    66
Section 9.09    No Modification; No Third Party Beneficiaries    66
ARTICLE X TAX MATTERS    66
Section 10.01    Tax Returns    66
Section 10.02    Transfer Taxes    66
Section 10.03    Tax Contests    66
Section 10.04    Cooperation    67
Section 10.05    Tax Sharing Agreements    67
Section 10.06    Withholding    67
Section 10.07    Intended Tax Treatment; Purchase Price Allocations.    67
Section 10.08    Post-Closing Actions    68
Section 10.09    Straddle Period Taxes    68
ARTICLE XI CONDITIONS TO CLOSING AND RELATED MATTERS    68
Section 11.01    Conditions to Obligations of the Seller    68
Section 11.02    Conditions to Obligations of Buyer    69
Section 11.03    Frustration of Closing Condition    69
ARTICLE XII TERMINATION AND WAIVER    70
Section 12.01    Termination    70
Section 12.02    Notice of Termination    70
Section 12.03    Effect of Termination    70
ARTICLE XIII SURVIVAL    71
Section 13.01    Non-Survival of Representations and Warranties; Survival of Covenants    71
ARTICLE XIV GUARANTIES    71
Section 14.01    Seller Parent Guaranty    71
Section 14.02    Buyer Parent Guaranty    72
ARTICLE XV GENERAL PROVISIONS    72
Section 15.01    Expenses    72
Section 15.02    Notices    72
Section 15.03    Public Announcements    73
Section 15.04    Severability    74
Section 15.05    Entire Agreement    74
Section 15.06    Assignment    74
Section 15.07    No Third Party Beneficiaries    74
Section 15.08    Amendment    74
Section 15.09    Schedules    75
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Section 15.10    Submission to Jurisdiction    75
Section 15.11    Governing Law    75
Section 15.12    Waiver of Jury Trial    75
Section 15.13    Specific Performance    75
Section 15.14    Waivers    76
Section 15.15    Financing Provisions    76
Section 15.16    Rules of Construction    77
Section 15.17    Counterparts    78
Section 15.18    Time of Essence    78
Section 15.19    Conflict Between Transaction Agreements    78
EXHIBITS
Exhibit A        Working Capital Illustrative Calculation
Exhibit B        Form of Assignment of Membership Interests
Exhibit C-1        Form of MGU Agreement
Exhibit C-2        Form of Administrative Services Agreement
Exhibit D-1         Form of LTIP/STIP Acknowledgement
Exhibit D-2        Form of STIP-Only Acknowledgment
Exhibit E        Form of Workday Side Letter
SCHEDULES
Schedule 1.01(a)    Seller Knowledge Persons
Schedule 1.01(b)    Buyer Knowledge Persons
Schedule 1.02(a)    Seller Permitted Liens
Schedule 1.02(b)    Buyer Permitted Liens
Schedule 1.03        Policy Form Numbers
Schedule 7.01        Permitted Actions
Schedule 7.03        Certain Actions and Conditions
Schedule 8.04(c)(vi)    International Medical Group Benefits and Products
Schedule 9.02        Estimated STIP Amounts and Estimated LTIP Amounts
Schedule 10.07    Allocation Methodology
Schedule 11.01(b)    Seller Governmental Approvals
Schedule 11.02(b)    Buyer Governmental Approvals
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This MEMBERSHIP INTEREST PURCHASE AGREEMENT (including all schedules and exhibits hereto, this “Agreement”), dated as of September 29, 2025 is made by and among Sirius Acquisitions Holding Company, a Delaware corporation (the “Seller”), Cirrata VI, LLC, a Delaware limited liability company (the “Buyer”), solely for purposes of Article I, Section 14.01, and Article XV, Sirius Re Holdings, Inc., a Delaware corporation (“Seller Parent”), and, solely for purposes of Article I, Section 14.02, and Article XV, Ambac Financial Group, Inc., a Delaware corporation (“Buyer Parent”). The Seller, the Buyer and, solely for purposes of Article I, Article XIV, and Article XV, Seller Parent and Buyer Parent, shall each be referred to herein as a “Party” and collectively as the “Parties”.
PRELIMINARY STATEMENTS
A.ArmadaCorp Capital, LLC, a Maryland limited liability company (the “Company”) directly or indirectly owns all of the issued and outstanding limited liability company membership interests in each of (i) ArmadaCare, LLC, a Maryland limited liability company (“ArmadaCare”), and (ii) Armada Administrators LLC, a Maryland limited liability company (“Administrators” and, together with the Company and ArmadaCare, each, an “Acquired Company” and, collectively, the “Acquired Companies”);
B.The Seller directly owns all of the issued and outstanding limited liability company membership interests of the Company (the “Company Interests”); and
C.The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the Company Interests (the “Purchased Interests”), upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:
Article I
DEFINITIONS
Section 1.01Certain Defined Terms. Capitalized terms used in this Agreement have the meanings specified or referred to in this Section 1.01.
“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations promulgated thereunder.
“Accounting Principles” means (i) the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied in the preparation of the Audited Financial Statements, and (ii) to the extent not inconsistent with the preceding clause (i), GAAP.
“Accounting Referee” shall have the meaning set forth in Section 2.05(f).
“Action” means any claim, action, cause of action, demand, audit, examination, hearing, summons, subpoena, petition, charge, complaint, suit, litigation, arbitration or proceeding (whether civil, criminal, administrative, judicial, or appellate, whether formal or informal, and whether public or private), commenced, conducted, or heard by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.

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“Acquired Companies” shall have the meaning set forth in the preliminary statements.
“Acquired Company” shall have the meaning set forth in the preliminary statements.
“Adjustment Date” shall have the meaning set forth in Section 2.05(h).
“Administrative Services Agreement” means the amended and restated administrative services agreement to be entered into by SAIC and Administrators upon the Closing, in the form attached hereto as Exhibit C-2.
“Administrators” shall have the meaning set forth in the preliminary statements.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“After-Acquired Business” shall have the meaning set forth in Section 8.04(c)(i).
“Agreement” shall have the meaning set forth in the preamble.
“Allocation Methodology Schedule” shall have the meaning set forth in Section 10.07.
“ArmadaCare” shall have the meaning set forth in the preliminary statements.
“Assignment of Membership Interests” means the Assignment of Membership Interests to be entered into between Buyer and Seller at the Closing, in substantially the form attached as Exhibit B.
“Audit Exceptions” shall have the meaning set forth in Section 5.03(b).
“Audited Financial Statements” shall have the meaning set forth in Section 5.03(a)(i).
“Balance Sheet Date” shall have the meaning set forth in Section 5.03(b).
“Balance Sheets” shall have the meaning set forth in Section 5.03(b).
“Base Purchase Price” means two hundred and fifty million dollars ($250,000,000).
“Binding Authority” means a contract providing the Acquired Companies the authority to bind insurance policies on behalf of a Carrier, including any managing general underwriter or managing general agent contract.
“Books and Records” means all books and records of the Acquired Companies (including all data and other information stored on discs, tapes or other media) in the possession of the Seller relating exclusively to the Business, including the organizational documents, minute books and stock records of the Acquired Companies, and all items relating to each Company’s legal existence, stock ownership, and corporate management, and all financial records, licenses, correspondence, and records or documents of every kind and nature used exclusively in the

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Business, but excluding in all cases (a) copies of the Tax Returns of the Acquired Companies, (b) files, records, data and information with respect to the employees of the Seller or its Affiliates that cannot readily be transferred in accordance with applicable Law, (c) any materials prepared for the boards of directors or similar governing bodies of the Seller or any of its Affiliates that cannot readily be transferred in accordance with applicable Law, (d) any corporate minute books, stock records or similar corporate records of the Seller or its Affiliates (other than the Acquired Companies), (e) any materials to the extent subject to an attorney-client privilege, work product immunity, or any other legal privilege or similar doctrine for which the Seller or its Affiliates do not have a common interest with the Buyer, (f) any information that the Seller believes in good faith is not permitted to be disclosed or transferred to the Buyer or its Affiliates pursuant to applicable Law, (g) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, the Seller and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated by the Transaction Agreements or the terms of engagement of such Representatives with respect thereto, (h) financial records (including general ledgers) of the Seller or its Affiliates (other than the Acquired Companies), (i) regulatory filings made by the Seller or its Affiliates (other than the Acquired Companies) and any related correspondence with Governmental Authorities, except to the extent the information contained therein specifically and separately identifies the Business and is not otherwise included in a Book and Record, and (j) contracts between third party vendors and the Seller or any of its Affiliates (other than the Acquired Companies).
“Business” means the business of the Acquired Companies as currently being conducted as of the date of this Agreement by the Acquired Companies.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
“Business Producer” means a Producer associated with the Business pursuant to a Producer Contract in effect as of the date hereof.
“Buyer” shall have the meaning set forth in the preamble.
“Buyer Benefit Plans” shall have the meaning set forth in Section 9.04.
“Buyer Fundamental Representations” means the representations and warranties set forth in Section 6.01 (Incorporation and Authority of the Buyer), Section 6.02 (No Conflict), Section 6.03 (Consents and Approvals), and Section 6.09 (Brokers; No Inducement or Reliance; Independent Assessment).
“Buyer Guaranty” shall have the meaning set forth in Section 14.02.
“Buyer Knowledge Parties” shall have the meaning set forth in clause (b) of the definition of “Knowledge”.

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“Buyer Material Adverse Effect” means a material impairment or delay of the ability of the Buyer to perform its material obligations under this Agreement, taken as a whole, including consummation of the transactions contemplated hereby.
“Buyer Obligations” shall have the meaning set forth in Section 14.02.
“Buyer Parent” shall have the meaning set forth in the preamble.
“Buyer Party” means the Buyer or any Affiliate of the Buyer (including, after the Closing, the Acquired Companies) that is a party to any Transaction Agreement.
“Capital Stock” means any capital stock of, or other type of equity ownership interest in, as applicable, a Person.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation, including any presidential memoranda or executive orders, relating to COVID-19.
“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, reinsurer, Lloyd’s syndicate, ancillary benefit carrier, state fund or pool or other risk-assuming entity in which any insurance policy, reinsurance policy or bond may be placed or obtained.
“Carrier Contract” means a contract by and between any Acquired Company and a Carrier.
“Closing” shall have the meaning set forth in Section 2.03.
“Cash” means, as determined in accordance with the Accounting Principles, the aggregate amount of all cash, cash equivalents, incoming funds in transit, checks deposited but uncleared, marketable securities and short-term investments held by the Acquired Companies as of any measurement time. Cash shall (a) include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of any Acquired Company, (b) exclude collateral posted or deposited with any Governmental Authority, restricted cash and deposits in premium trust accounts, and (c) be reduced by the face amount of any checks and wires issued or commenced by the Acquired Companies as of any measurement time.
“Claim Notice” shall have the meaning set forth in Section 8.14(a).
“Closing Date” shall have the meaning set forth in Section 2.03.
“Closing Statement” shall have the meaning set forth in Section 2.05(a).
“Closing Transaction Expenses” means the aggregate amount of any out-of-pocket legal, accounting, financial advisory and other advisory, transaction or consulting fees and expenses incurred by the Acquired Companies prior to the Closing in connection with the transactions contemplated by this Agreement that are unpaid as of the Measurement Time.

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“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the preliminary statements.
“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained by the Acquired Companies for the benefit of any current or former Company Employees (or their dependents and beneficiaries) or any current or former service provider of the Acquired Companies (or their dependents and beneficiaries).
“Company Data” means all data contained in the Company IT Systems or the databases (including all Personal Data) of any of the Acquired Companies and all other information and data compilations used in, or necessary to, the conduct of the Business.
“Company Employee” means each individual who is employed by the Acquired Companies and any employee of the Seller or any of its Affiliates who is assigned to or provides services on a substantially full-time basis to the Acquired Companies.
“Company Intellectual Property” shall have the meaning set forth in Section 5.10(a).
“Company Interests” shall have the meaning set forth in the preliminary statements.
“Company IT Systems” means all Software and tangible or digital computer systems (including computers, work stations, routers, hubs, switches, networks, data communications lines and hardware), Internet-related information technology infrastructure and telecommunications systems owned, or leased by, or licensed and controlled by, the Acquired Companies.
“Company Licensed IP” shall have the meaning set forth in Section 5.10(a).
“Company Material Adverse Effect” means: (a) a material adverse effect on the financial condition and results of operations of the Acquired Companies, taken as a whole; provided that no adverse fact, circumstance, change or effect arising out of, resulting from or attributable to the following (or the results thereof) shall constitute or be deemed to contribute to a Company Material Adverse Effect, or otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: (i) changes in the United States or global economy or capital or financial markets, including changes in interest or exchange rates or changes in equity markets; (ii) political conditions generally and any natural disasters, man-made disasters, pandemics, hostilities, acts of war, sabotage, terrorism, military actions or other force majeure events; (iii) any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Acquired Companies operate; (iv) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement, or the announcement of, or consummation of, any of the transactions contemplated hereby, and the

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identity or facts related to the Buyer (including (A) effects related to compliance with the covenants contained herein or the failure to take any action as a result of any restrictions or prohibitions set forth herein and (B) any adverse effect caused by (x) shortfalls or declines in revenue, margins or profitability, (y) loss of, or disruption in, any customer, policyholder, supplier and/or vendor relationships or (z) loss of personnel); (v) any changes or prospective changes in Law, GAAP, or the enforcement or interpretation thereof; (vi) any action taken by the Buyer or its Affiliates, or taken by the Seller, the Acquired Companies or any of their respective Affiliates at the request of the Buyer or with the Buyer’s prior consent; (vii) any change (or threatened change) in the credit, financial strength or other ratings (other than the facts underlying any such change) of the Seller or any of its Affiliates, including the Acquired Companies; (viii) any failure by the Acquired Companies to achieve any earnings, premiums written or other financial projections or forecasts (other than facts underlying such failure); (ix) any matter set forth in the Seller Disclosure Schedule; or (x) any effect that is cured, to the reasonable satisfaction of the Buyer, by the Seller prior to the Closing; provided that, notwithstanding the foregoing, with respect to clauses (i), (ii), (iii) and (v), such fact, circumstance, change or effect shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur solely to the extent such fact, circumstance, change or effect is disproportionately adverse with respect to the Acquired Companies or the Business as compared to companies operating in the United States that engage in the underwriting, marketing, distribution and sale of private supplemental health insurance products; or (b) a material impairment or delay of the ability of the Seller to perform its material obligations under this Agreement, taken as a whole, including consummation of the transactions contemplated hereby or thereby.
“Company Owned IP” shall have the meaning set forth in Section 5.10(a).
“Company Software” means all Software that is owned by an Acquired Company.
“Confidentiality Agreement” shall have the meaning set forth in Section 8.03(a).
“Continuing Employee” shall have the meaning set forth in Section 9.01.
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, partnership or other interests, by contract or otherwise. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“COTS License” means (a) a “shrink-wrap,” “click-through,” “click-wrap” or “off-the shelf” software license, or (b) any other software license that is commercially available to the public generally.
“Covered Period” shall have the meaning set forth in Section 9.02(a).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks.

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“Data Breach” means any actual or reasonably suspected breach of Personal Data that would otherwise give rise to any obligations on behalf of any Acquired Company under Privacy Laws.
“Data Room” means the electronic data site titled “Project Seagull” established by the Seller and maintained by Jefferies LLC.
“Data Security Requirements” shall have the meaning set forth in Section 5.11(c).
“Debt Financing Source” means each party that has committed to provide or arrange or otherwise entered into definitive agreements in connection with the Financing, and the parties to any joinder agreements or any definitive documentation entered pursuant thereto or relating thereto.
“Debt Financing Source Party” means the Debt Financing Sources, together with their respective Affiliates and their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, funds, members, manager, general or limited partners, officers, directors, employees, agents and representatives and their respective successors and permitted assigns.
“Disputed Matter” shall have the meaning set forth in Section 2.05(c).
“Draft Allocation” shall have the meaning set forth in Section 10.07.
“Election Notice” shall have the meaning set forth in Section 8.04(c)(i)(1).
“Employee Benefit Plan” means each employee benefit plan, scheme, program, policy, arrangement, agreement and contract (including any “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each bonus or equity-based or phantom equity-based arrangements, and any employment, termination, profit sharing, savings, disability, incentive, deferred compensation, retirement, severance, retention, fringe benefit, change in control plan, scheme, program, policy, arrangement, agreement, or contract (excluding any multiemployer plan as defined in Section 3(37) of ERISA), in each case, whether written or unwritten.
“Environmental Claim” means any Action by any Person alleging Liabilities of whatever kind or nature (including Liabilities or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal, or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on, or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any environmental Permit.
“Environmental Laws” means all applicable Laws, as in effect on the date hereof, relating to Hazardous Materials or protection of the environment.
“ERISA” means the Employee Retirement Income Security Act of 1974.

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“Estimated Closing Statement” shall have the meaning set forth in Section 2.02.
“Estimated LTIP Amounts” means the amounts set forth on Schedule 9.02 under the caption “Estimated LTIP Amount” plus the employer’s share of any payroll, unemployment and/or employment Taxes attributable to such amounts.
“Estimated Purchase Price” shall have the meaning set forth in Section 2.02.
“Estimated STIP Amounts” means the amounts set forth on Schedule 9.02 under the caption “Estimated STIP Amounts” plus the employer’s share of any payroll, unemployment and/or employment Taxes attributable to such amounts.
“Final Allocation” shall have the meaning set forth in Section 10.07.
“Final Purchase Price” shall have the meaning set forth in Section 2.05(h).
“Financial Statements” shall have the meaning set forth in Section 5.03(a).
“Financing” means the debt financing arrangements between Buyer and the Debt Financing Sources entered into in connection with the transactions contemplated herein.
“Flow-Through Tax Return” means income Tax Returns of an Acquired Company in respect of which items of income, deduction, credit, gain, or loss are passed through, directly or indirectly, to the Seller under applicable Law (including, for the avoidance of doubt, IRS Form 1065 and associated IRS Schedule K-1s and corresponding state and local Tax Returns).
“Fraud” means, with respect to any Person, actual and intentional fraud of such Person in the making of any representation or warranty expressly set forth in Article IV, Article V or Article VI or in any of the other Transaction Agreements, as applicable, in each case with (x) actual knowledge or belief that the representation or warranty was false when made (y) the intent to deceive another Person or otherwise induce such Person to take action or refrain from acting based on such representation or warranty and (z) such Person has relied on such false representation and warranty; provided, however, that (i) “Fraud” shall not include any fraud claim based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory, (ii) the Parties each hereby acknowledge and agree that the Buyer has relied, and will continue to rely, on the representations under Article IV and Article V and the representations made by the Seller to the Buyer under the other Transaction Agreements as a material inducement to agreeing to the terms of this Agreement and the other Transaction Agreements and consummating the transaction contemplated by this Agreement and (iii) the Parties each hereby acknowledge and agree that the Seller has relied, and will continue to rely on the representations under Article VI and the representations made by the Buyer under the other Transaction Agreements as a material inducement to agreeing to the terms of this Agreement and the other Transaction Agreements and consummating the transactions contemplated by this Agreement.

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“GAAP” means the accounting principles and practices generally accepted in the United States at the relevant time.
“Governmental Approval” means any consent, approval, license, permit, order, qualification, authorization of, or registration, waiver or other action by, or any filing with or notification to, any Governmental Authority.
“Governmental Authority” means any federal, state, provincial, local, foreign, or supranational government or other political subdivision thereof or any entity, body, authority, agency, commission, court, tribunal, or judicial body exercising executive, legislative, judicial, regulatory, arbitral, or administrative law functions, including quasi-governmental entities established to perform such functions.
“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Guaranty” shall have the meaning set forth in Section 14.01.
“Hazardous Material” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is regulated by Environmental Laws as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), and any and all implementing rules and regulations of a Governmental Authority as of the date hereof (such implementing rules and regulations, “HIPAA Rules”).
“HIPAA Rules” shall have the meaning set forth in the definition of “HIPAA.”
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, as determined in accordance with the Accounting Principles, the aggregate amount of all obligations (including in respect of outstanding principal and accrued and unpaid interest) of the Acquired Companies as of any date of determination, without duplication, in respect of (i) indebtedness for borrowed money, (ii) indebtedness evidenced by a credit agreement, loan agreement, bond, note, debenture or other similar instrument, (iii) capitalized lease obligations, (iv) any current or accrued income Tax liabilities of the Acquired Companies with respect to any Pre-Closing Tax Period, (v) all Liabilities of the Acquired Companies issued or assumed as the deferred purchase price of property or services, including “earn-outs” and post-Closing true-ups payable with respect to the acquisition of any

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business, assets or securities, all conditional sale obligations, and all obligations under any title retention agreement (but excluding accounts payable and other current liabilities arising in the ordinary course of business), (vi) any indebtedness or obligation to pay the deferred and unpaid purchase price of property or services with respect to which any Acquired Company is liable, contingently or otherwise, (vii) any deferred rent in connection with any COVID-19 pandemic programs or relief efforts administered or promulgated by any Governmental Authority, and any amounts that the Company has elected to defer pursuant to Section 2302 of the CARES Act (or any similar provision of federal, state, local or non-U.S. Law), (viii) all Liabilities in respect of letters of credit, bankers’ acceptances and similar facilities issued for the account of such Person (but solely to the extent drawn and not paid), (ix) all accrued and unpaid management fees and expense reimbursements pursuant to management agreements with any existing Affiliate, (x) all deferred compensation obligations, including (A) any underfunded pension or similar post-retirement liabilities, (B) all payment obligations under any retiree medical or deferred compensation plans, and (C) all compensation that has been deferred by an employee pending completion of the closing (including, for the avoidance of doubt, all amounts payable under any retention or change in control agreements), including the employer’s share of any payroll, unemployment and/or employment Taxes attributable to such amounts, (xi) any accrued but unpaid earned amounts under any annual incentive plan or long-term cash incentive plan sponsored or contributed to by the Acquired Companies, including the employer’s share of any payroll, unemployment and/or employment Taxes attributable to such amounts, (xii) any accrued but unpaid earned amounts under any severance, vacation, paid time off or sick leave plan, policy or program sponsored or contributed to by the Acquired Companies, including the employer’s share of any payroll, unemployment and/or employment Taxes attributable to such amounts and (xiii) all Liabilities in the nature of guarantees of the obligations of another Person described in clauses (i) through (ix), and any termination fees, prepayment premiums, penalties, make-whole payments, breakage costs or other similar fees, costs or expenses incurred in connection with the prepayment, repayment, redemption, payoff, amendment, modification or supplementation of any of the foregoing Liabilities described in clauses (i) through (ix), by any Acquired Company; provided that, for the avoidance of doubt, “Indebtedness” shall not include any obligations solely between or among the Acquired Companies, any amounts with respect to or included in Working Capital or Closing Transaction Expenses, any indebtedness arranged by Buyer or its Affiliates, or any transaction bonuses or similar payments payable pursuant to the Transaction Bonus Agreements.
“Indemnified Matter” shall have the meaning set forth in Section 8.13(a).
“Indemnified Person” shall have the meaning set forth in Section 8.13(a).
“Independent Accountant” shall have the meaning set forth in Section 10.07.
“Intellectual Property” means: (a) patents, patent applications, provisional patent applications (including any and all divisions, continuations, continuations-in-part and reissues thereof); (b) trademarks, trade names, trade dress, logos, service marks and domain names (including registrations and applications therefor) and any goodwill associated therewith, any and all common Law rights therein (“Trademarks”); (c) copyrightable works and copyrights,

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whether or not registered or published (including registrations and applications therefor); and (d) trade secrets, confidential financial information, customer lists and know-how.
“Intercompany Agreements” shall have the meaning set forth in Section 5.13.
“Internal Revenue Service” means the U.S. Internal Revenue Service.
“IP License Agreement” shall have the meaning set forth in Section 5.12(a)(vi).
“Knowledge” means: (a) in the case of the Seller, the actual knowledge, after reasonable inquiry, of those Persons listed in Schedule 1.01(a) (the “Seller Knowledge Parties”) and (b) in the case of the Buyer, the actual knowledge, after reasonable inquiry, of those Persons listed in Schedule 1.01(b) (the “Buyer Knowledge Parties”).
“Latest Balance Sheets” shall have the meaning set forth in Section 5.03(a)(iii).
“Latest Balance Sheets Date” shall have the meaning set forth in Section 5.03(a)(iii).
“Latest Financial Statements” shall have the meaning set forth in Section 5.03(a)(iii).
“Law” means any law, statute, regulation, ordinance, rule, code, requirement, Governmental Order, rule of law (including common law), or legally enforceable requirements enacted, promulgated, issued, released, enforced, applied, or imposed by any Governmental Authority.
“Leased Real Property” shall have the meaning set forth in Section 5.07(b).
“Liabilities” means any and all debts, liabilities, commitments, or obligations, whether direct or indirect, accrued, unaccrued or fixed, known or unknown, absolute or contingent, asserted or unasserted, secured or unsecured, liquidated or unliquidated, matured or unmatured, or determined or determinable whenever or however arising (whether arising in the past, present or future), in each case irrespective of whether any such debt, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation or liability is immediately due and payable.
“Lien” means, with respect to any property or asset, any lien, encumbrance, mortgage, charge, deed of trust, pledge, hypothecation, security interest or other similar encumbrance or lien of any kind in respect of such property or asset. “Material Contract” shall have the meaning set forth in Section 5.12(a).
“Losses” shall have the meaning set forth in Section 8.13(a).
“LTIP Amounts” means any earned but unpaid amounts payable to Company Employees under any long-term incentive plan sponsored or contributed to by Seller or the Acquired Companies, including the employer’s share of any payroll, unemployment and/or employment Taxes attributable to such amounts.

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“Measurement Time” means 11:59 p.m. (New York time) on the day immediately preceding the Closing Date.
“MGU Agreement” means the amended and restated managing general underwriter agreement to be entered into by SAIC and ArmadaCare upon the Closing, in the form attached hereto as Exhibit C-1.
“Notice Period” shall have the meaning set forth in Section 8.14(a).
“Notice of Disagreement” shall have the meaning set forth in Section 2.05(c).
“Open Source Software” means any Software or similar subject matter that is distributed under an open source software license which (a) is approved by the Open Source Initiative or Free Software Foundation or (b) otherwise meets the definition of “Open Source” promulgated by the Open Source Initiative.
“Outside Date” shall have the meaning set forth in Section 12.01(b).
“Parties” shall have the meaning set forth in the preamble.
“Party” shall have the meaning set forth in the preamble.
“Permits” shall have the meaning set forth in Section 5.09(c). “Permitted Liens” means each of the following: (a) Liens that secure debt that is reflected on the Financial Statements; (b) Liens for Taxes that are not yet due or payable or that are being contested in good faith by appropriate proceedings, in each case, for which adequate reserves are included in the Latest Balance Sheets; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other similar Liens incurred in the ordinary course of business and imposed by Law for amounts not yet due and which are not, individually or in the aggregate, material to the Business or the Acquired Companies; (d) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (e) defects of title, easements, rights of way, covenants, restrictions and other similar Liens not, individually or in the aggregate, materially interfering with the ordinary conduct of business and which do not impose material financial obligations on the Leased Real Property not otherwise shown in the most recent Financial Statements; (f) Liens not created by the Acquired Companies that affect the underlying fee interest of the Leased Real Property; (g) Liens incurred in the ordinary course of business securing obligations or Liabilities that are not individually or in the aggregate material to the relevant asset or property, respectively; (h) zoning, building and other generally applicable land use restrictions which are not, individually or in the aggregate, material to the Business or the Acquired Companies; (i) Liens or other imperfections of title that do not materially interfere with the present use or the current use of the properties, assets or rights affected thereby; (j) Liens arising under original purchase price conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Acquired Companies; and (k) any Lien that is

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disclosed in Schedule 1.02(a), with regard to the Seller, or in Schedule 1.02(b), with regard to the Buyer.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Personal Data” means any information collected by or on behalf of the Acquired Companies (a) relating to an identified or identifiable person, including information that can be used to identify a person, directly or indirectly, by reference to an identification number or to one or more other factors specific to such person (e.g., a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, customer or account number, or any other piece of information that alone or together with other information enables the identification of a natural person), (b) concerning an individual that would be considered “nonpublic personal information” within the meaning of Title V of the Gramm-Leach-Bliley Act and the regulations promulgated thereunder, or (c) that would be considered “Protected Health Information” within the meaning of HIPAA.
“PH” shall have the meaning set forth in Section 8.08.
“Post-Closing Tax Period” means any Tax year or period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the completion of the Closing Date.
“Pre-Closing Tax Period” means any Tax year or period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending at the completion of the Closing Date.
“Privacy Laws” means any applicable Laws relating to privacy, data security, data protection or the collection, storage, processing, use, safeguarding, disclosure, disposal, sharing and/or transfer of Personal Data.
“Processing” means the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data, including Personal Data.
“Producer” means any retail broker, wholesale broker, distributor, solicitor, adjuster, marketer, underwriter, customer representative, agency, agent, managing general agent, third-party administrator, or selling agent, including any Person acting on behalf of an insured, a Carrier or another broker or producer to sell or solicit the sale of an insurance policy or other insurance product.
“Producer Contract” means a contract by and between any Acquired Company and a Producer.

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“Purchase Price” means an amount in cash equal to (i) the Base Purchase Price, minus (ii) the Transaction Bonus Amounts, minus (iii) the Estimated STIP Amounts and the Estimated LTIP Amounts, minus (iv) Closing Transaction Expenses, and minus (v) Seller’s RWI Share.
“Purchased Interests” shall have the meaning set forth in the preliminary statements.
“R&W Insurance Costs” means the premiums, underwriting fees, taxes and brokers’ commissions incurred in connection with the placement of the R&W Policy.
“R&W Policy” shall have the meaning set forth in Section 7.06.
“Registered Intellectual Property” shall have the meaning set forth in Section 5.10(b).
“Release” means any actual release, spilling, leaking, emitting, disposing or allowing to escape into or through the environment.
“Representative” of a Person means the directors, officers, employees, advisors, agents, equityholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.
“Restricted Business” means administering (including providing benefits administration or third-party administrator services), marketing, promoting, selling, or underwriting (or managing or controlling any Person that markets, promotes, sells or underwrites) employer-sponsored supplemental (a) medical, dental, or vision expense incurred insurance products or (b) accident and health indemnity insurance products:
(i) using the policy form numbers set forth on Schedule 1.03 or that are substantially similar to those offered on such policy forms; or
(ii) where the annual per person premium for the applicable employer-sponsored group is greater than $2,500.
For the avoidance of doubt (and without limitation as to the activities that do not constitute “Restricted Business”), “Restricted Business” does not include marketing, promoting, selling or underwriting (or managing or controlling any Person that markets, promotes, sells or underwrites) supplemental (1) medical, dental or vision expense incurred insurance products or (2) accident and health indemnity insurance products that (A) are principally offered through associations to their members, (B) provide for accident-only coverage, or (C) provide for stop-loss coverage.
“ROFO” shall have the meaning set forth in Section 8.04(c)(i)(1).
“SAIC” means SiriusPoint America Insurance Company, a New York-domiciled insurance company.
“Securities Act” means the Securities Act of 1933.

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“Seller” shall have the meaning set forth in the preamble.
“Seller Benefit Plans” means, collectively, each Employee Benefit Plan (other than the Company Benefit Plans) that has been sponsored, maintained, established or contributed to by the Seller or any of its Affiliates (including the Acquired Companies) that provides, has provided or may provide benefits or compensation in respect of any Company Employee or any of their beneficiaries or dependents.
“Seller Disclosure Schedule” means the disclosure schedule dated as of the date hereof delivered by the Seller to the Buyer in connection with the execution and delivery of this Agreement.
“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Incorporation and Authority of the Seller), Section 4.02 (No Conflict), Section 4.03 (Consents and Approvals), Section 4.04 (Ownership of Purchased Interests), Section 5.01 (Organization of the Acquired Companies), Section 5.02 (Capital Structure of the Company; Subsidiaries), and Section 5.21 (Brokers).
“Seller Guaranty” shall have the meaning set forth in Section 14.01.
“Seller Knowledge Parties” shall have the meaning set forth in clause (a) of the definition of “Knowledge”.
“Seller Names and Marks” shall have the meaning set forth in Section 8.06.
“Seller Obligations” shall have the meaning set forth in Section 14.01.
“Seller Parent” shall have the meaning set forth in the preamble.
“Seller Party” means the Seller or any Affiliate of the Seller that is a party to any Transaction Agreement.
“Seller Protected Parties” shall have the meaning set forth in Section 7.06.
“Seller’s RWI Share” means an amount equal to five hundred and eighteen thousand dollars ($518,000).
“Software” means all computer software, including assemblers, applets, compilers, source code, object code, binary libraries, development tools, design tools and user interfaces, in any form or format, however fixed, and all associated documentation.
“STIP Amounts” means any earned but unpaid amounts payable to Company Employees under any annual incentive plan sponsored or contributed to by Seller or the Acquired Companies, including the employer’s share of any payroll, unemployment and/or employment Taxes attributable to such amounts.

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“Straddle Period” means any Tax year or period that includes, but does not end on, the Closing Date.
“Subrogation Waiver Provision” shall have the meaning set forth in Section 7.06.
“Subsequent Balance Sheets” shall have the meaning set forth in Section 2.02.
“Subsequent Balance Sheets Date” shall have the meaning set forth in Section 2.02.
“Subsequent Financial Statements” shall have the meaning set forth in Section 2.02.
“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which), at the time of determination, (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than fifty percent (50%) of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than fifty percent (50%) of the beneficial interest in such trust or estate, is directly or indirectly owned by such Person.
“Tax” or “Taxes” means any and all taxes and any other duties, levies, charges, imposes, and fees that are imposed, administered, assessed, or collected by any Governmental Authority, including taxes based upon or measured by income, premium, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp or other measures (whether payable directly or by withholding), together with any interest and any penalties thereon or additional amounts with respect thereto.
“Tax Authority” means the Internal Revenue Service and any other Governmental Authority having jurisdiction over the administration, assessment, determination, collection, enforcement, or imposition of any Tax.
“Tax Returns” means all returns, forms, reports and claims for refunds (including elections, declarations, disclosures, notices, schedules and information returns or statements) filed or required to be filed or supplied to a Tax Authority relating to Taxes and, in each case, including schedules or attachments thereto and any amendments thereof and whether in written, electronic, or other form.
“Territory” means in each case as of immediately before the Closing, the territories in which the Acquired Companies’ Business operates, the territories where the Acquired Companies’ customers reside, and anywhere else in the world.
“Third Party Approvals” shall have the meaning set forth in Section 7.04.
“Third Party Claim” shall have the meaning set forth in Section 8.14(a).

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“Third Party Consent” means any approval, authorization, consent, license or permission of, or waiver or other action by, or notification to, any third party (other than a Governmental Authority or an Affiliate of the Seller or the Buyer).
“Top Producer” shall have the meaning set forth in Section 5.19(b).
“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”
“Transaction Agreements” means, collectively, this Agreement, the Assignment of Membership Interests, the MGU Agreement, the Administrative Services Agreement, the Workday Side Letter, and any certificate or other instrument delivered in connection with this Agreement.
“Transamerica Agreements” means, collectively, the Transamerica MGU/MGA (as defined in Section 5.12(a)(i) of the Seller Disclosure Schedule), the Supplemental Compensation Agreement, dated as of October 19, 2016, described in item 2 of Section 5.12(a)(iii) of the Seller Disclosure Schedule, and the Amended and Restated Administrative Service Agreement, dated as of January 1, 2016, described in item 5 of Section 5.12(a)(iii) of the Seller Disclosure Schedule, in each case as amended.
“Transaction Bonus Agreements” means the agreements listed on Section 1.01 of the Seller Disclosure Schedule.
“Transaction Bonus Amounts” means the amounts payable under the Transaction Bonus Agreements (including the employer’s share of any payroll, unemployment and/or employment Taxes attributable to such amounts (“Employer TB Taxes”)), the aggregate of which amounts is two million eight hundred and twenty-five thousand dollars ($2,825,000) before accounting for the Employer TB Taxes.
“Willful Breach” means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a breach that is a consequence of an act or a failure to act undertaken by the breaching Person with actual knowledge that such Person’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement. For the avoidance of doubt, the failure of the Buyer to pay, or to have available funds to pay, the Estimated Purchase Price at the time that the Closing is required to occur pursuant to this Agreement, following the satisfaction or waiver of each of the conditions set forth in Section 11.01 and Section 11.02 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) shall constitute a Willful Breach.
“Workday Side Letter” means the letter agreement to be entered into by Buyer and Seller at the Closing relating to certain services to be provided or made available to the Acquired Companies on a transitional basis after the Closing, in the form attached hereto as Exhibit E.
“Working Capital” means, as of any time of determination, (i) the sum of the amount of all current assets (excluding Cash) of the Acquired Companies, minus (ii) the sum of the amount

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of all current liabilities (excluding Indebtedness and Closing Transaction Expenses) of the Acquired Companies, in each case (A) determined in accordance with the Accounting Principles and (B) solely reflecting the categories and line items of assets and liabilities included in the illustrative calculation of Working Capital set forth in Exhibit A. The calculation of Working Capital shall exclude (v) any liability for transaction bonuses or similar payments payable pursuant to the Transaction Bonus Agreements, (w) deferred Tax assets and deferred Tax liabilities, (x) all fees and expenses incurred by or for the account of Buyer or any of its Affiliates, (y) the effects of purchase accounting arising from the transactions contemplated by this Agreement, and (z) the effects of any actions taken by Buyer or its Affiliates after the Closing.
Article II
PURCHASE AND SALE
Section 2.01Purchase and Sale of the Company Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer and convey to the Buyer, free and clear of all Liens (other than any restrictions imposed by applicable securities Laws), and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Purchased Interests, for the Purchase Price determined and paid as provided in Section 2.04 and subject to adjustment as provided in Section 2.05.
Section 2.02Estimated Closing Statement; Subsequent Balance Sheets. No later than two Business Days prior to the Closing Date, the Seller shall deliver to the Buyer: (i) a statement (the “Estimated Closing Statement”) setting forth (a) the Seller’s good faith estimate of the Closing Transaction Expenses and (b) the resulting Purchase Price determined by using the amount referred to in the preceding clause (a) and deducting the Transaction Bonus Amounts, the Estimated STIP Amounts, the Estimated LTIP Amounts, and Seller’s RWI Share (the “Estimated Purchase Price”); and (ii) the unaudited balance sheet of each of the Acquired Companies, in each case, as of the date that is two (2) Business Days prior to the Closing Date (the “Subsequent Balance Sheets,” and such date, the “Subsequent Balance Sheets Date”) and the related statements of income, cash flow and members’ equity for the period from January 1, 2025 to the Subsequent Balance Sheets Date (together with the Subsequent Balance Sheets, the “Subsequent Financial Statements”).
Section 2.03Closing. The closing of the purchase and sale of the Purchased Interests and of the other transactions contemplated by this Agreement to be then completed (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Paul Hastings LLP, 200 Park Avenue, New York, New York 10016 (or such other place as the Seller and the Buyer may agree in writing), following the satisfaction or waiver of each of the conditions set forth in Section 11.01 and Section 11.02 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) on (a) the last Business Day of the month in which such conditions are satisfied or waived (unless such month is October 2025, in which case the Closing shall take place on October 30, 2025) or (b) if the satisfaction or waiver of such conditions occurs less than five Business Days prior to the last Business Day of such month, on the last Business Day of the second month immediately following the month in which such conditions are satisfied or waived, unless such conditions are satisfied or waived on or before October 30, 2025, in which case the Closing shall take place on October 30, 2025 (or, in any case, such other date as mutually agreed by the Seller and the Buyer). The date on which the Closing takes place shall be the “Closing Date”. The transactions contemplated hereby to be completed at the Closing shall be deemed to have been consummated and become effective for all purposes as of 12:01 a.m., New York City time, on the Closing Date.

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Section 2.04Closing Payment. At the Closing, the Buyer shall deliver to the Seller payment, by wire transfer to the bank account or accounts designated in writing by the Seller (such designation to be made at least two Business Days before the Closing Date) of immediately available funds in an amount equal to the Estimated Purchase Price.
Section 2.05Post-Closing Purchase Price Adjustment.
(a)As promptly as practicable, but no later than March 16, 2026, the Buyer shall prepare and deliver or cause to be prepared and delivered to the Seller a statement (the “Closing Statement”) setting forth the Buyer’s reasonable and good faith calculation of (i)  Closing Transaction Expenses and (ii)  the resulting Purchase Price determined by using the amount referred to in the preceding clause (i) and deducting the Transaction Bonus Amounts, the Estimated STIP Amounts, the Estimated LTIP Amounts, and Seller’s RWI Share, together with copies of such documents and information used by the Buyer in its calculation of such amounts as are reasonably necessary for the Seller to review and verify such amounts.
(b)If the Buyer fails to timely deliver the Closing Statement in accordance with Section 2.05(a), then, at the Seller’s election, either (i) the Estimated Closing Statement, including the calculation of the Estimated Purchase Price set forth therein, shall be final and binding upon the Buyer and the Seller as the Closing Statement and Purchase Price hereunder, respectively, or (ii) the Seller shall submit the Estimated Closing Statement to the Accounting Referee, together with a notice specifying those items or amounts therein as to which the Seller disagrees and the Seller’s resulting calculation of the Purchase Price, and shall cause the Accounting Referee to promptly review this Agreement and such items or amounts for the purpose of calculating the Purchase Price; provided that notwithstanding the foregoing, the Seller reserves any and all other rights granted to it in this Agreement. The Accounting Referee’s review and report pursuant to the immediately preceding clause (ii) shall be performed in accordance with the applicable provisions of Section 2.05(c), mutatis mutandis, except that the Accounting Referee’s review shall be limited to those items or amounts specified in the Seller’s notice delivered pursuant to the immediately preceding clause (ii), and shall be based solely on written materials, presentations and arguments submitted and/or made by the Seller.
(c)If the Buyer timely delivers the Closing Statement in accordance with Section 2.05(a), and the Seller disagrees with the Buyer’s calculation of the Purchase Price set forth in the Closing Statement, the Seller may, within 45 days after receipt of the Closing Statement, provide written notice (a “Notice of Disagreement”) to the Buyer disagreeing with the Buyer’s calculation of the Purchase Price set forth in the Closing Statement, and specifying the Seller’s calculation of the Purchase Price (provided that in the event that the Buyer does not provide the access and cooperation required within three Business Days of the Seller’s request therefor, or within such shorter period as may remain in such 45-day period, such 45-day period shall be extended by one day for each additional day required for the Buyer to fully respond to such request). Any Notice of Disagreement shall specify those items or amounts as to which the Seller disagrees (each, a “Disputed Matter”), and the Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.
(d)The Buyer shall, and shall cause the Acquired Companies to, (x) provide reasonable assistance to the Seller and its representatives in the review of the Closing Statement and provide the Seller and its representatives with reasonable access, upon reasonable advance notice and during normal business hours, to the Books and Records, supporting data, facilities and employees of the Acquired Companies for purposes of their review of the Closing Statement, and (y) reasonably cooperate with the Seller and provide, on a timely basis, such other information necessary or useful in connection with the review of the Closing Statement as is reasonably requested by the Seller or its representatives.
(e)If the Seller delivers a Notice of Disagreement, the Buyer and the Seller shall, during the 15-day period after delivery thereof, use their commercially reasonable efforts

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to reach agreement on the Disputed Matters in order to determine the Purchase Price, which amount shall not be more than the Purchase Price set forth in the Notice of Disagreement nor less than the Purchase Price set forth in the Closing Statement.
(f)If the Buyer and the Seller are unable to reach agreement as to the Purchase Price during the 15-day period described in Section 2.05(e), either such Party may thereafter cause Deloitte LLP, or if Deloitte LLP is unwilling or unable to serve in such capacity, Ernst & Young LLP, or if Ernst & Young LLP is unwilling or unable to serve in such capacity, another independent accounting firm of nationally recognized standing reasonably satisfactory to the Buyer and the Seller (which shall not have any material relationship with the Buyer, the Seller or any of their respective Affiliates) (the “Accounting Referee”), to promptly review this Agreement and the Disputed Matters for the purpose of calculating the Purchase Price. The Accounting Referee should act as an expert and not as an arbitrator. In making such calculation, the Accounting Referee shall be bound by the terms of this Agreement, including the definitions of Transaction Bonus Amounts, Estimated STIP Amounts, Estimated LTIP Amounts, Closing Transaction Expenses and the Purchase Price (and the definitions set forth within such definitions), and the terms of this Section 2.05(f), shall consider only the Disputed Matters and shall not assign a value to any Disputed Matter greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party, in each case as set forth in the Closing Statement or the Notice of Disagreement, as applicable. The Accounting Referee’s determination of any Disputed Matter shall be based solely on written materials, presentations and arguments submitted and/or made by the Buyer and the Seller (i.e., shall not be based on an independent review). The Accounting Referee shall deliver to the Buyer and the Seller, as promptly as practicable, a report setting forth its calculation of the Disputed Matters and the Purchase Price. Such report shall be final and binding upon the Buyer and the Seller. All fees and expenses of the Accounting Referee relating to the work, if any, to be performed by the Accounting Referee hereunder shall be borne pro rata as between the Buyer, on the one hand, and the Seller, on the other hand, in proportion to the allocation of the dollar value of the Disputed Matters as between the Buyer and the Seller (set forth in the written submissions to the Accounting Referee) made by the Accounting Referee such that the Party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Seller challenges items underlying the calculation of Closing Transaction Expenses in the net amount of $1,000,000, and the Accounting Referee determines that the Seller has a valid claim for $400,000 of the $1,000,000, the Seller shall bear 60% of the fees and expenses of the Accounting Referee and the Buyer shall bear 40% of the fees and expenses of the Accounting Referee. Neither the Buyer nor the Seller shall have any substantive written or oral ex parte communications with the Accounting Referee relating to this Section 2.05(f) or this Agreement, and the Accounting Referee shall not conduct an independent investigation in respect of its determination nor consider any settlement discussions or offers relating to any Disputed Matter between the Buyer and the Seller.
(g)Each of the Buyer and the Seller shall, and shall cause its independent accountants and, in the case of the Buyer, the Acquired Companies to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Purchase Price and in the conduct of the reviews referred to in this Section 2.05, including making available, to the extent reasonably requested, books, records, work papers and personnel.
(h)“Final Purchase Price” means (i) if the Buyer does not timely deliver the Closing Statement in accordance with Section 2.05(a), the Seller’s calculation of the Purchase Price set forth in the Estimated Closing Statement, or the Purchase Price as determined by the Accounting Referee pursuant to Section 2.05(b), as applicable, based on the Seller’s election in accordance with Section 2.05(b); (ii) if the Buyer timely delivers the Closing Statement in accordance with Section 2.05(a), and the Seller does not deliver any Notice of Disagreement within 45 days after receipt of the Closing Statement, the Buyer’s calculation of the Purchase

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Price set forth in the Closing Statement; or (iii) if the Buyer timely delivers the Closing Statement in accordance with Section 2.05(a), and the Seller does deliver a Notice of Disagreement within 45 days after receipt of the Closing Statement, (A) the Purchase Price as agreed by the Buyer and the Seller pursuant to Section 2.05(e) or (B) in the absence of such agreement, the Purchase Price as determined by the Accounting Referee pursuant to Section 2.05(f); provided that in no event shall the Final Purchase Price determined by the Accounting Referee be more than the calculation thereof set forth in the Notice of Disagreement or less than the Buyer’s calculation thereof set forth in the Closing Statement. “Adjustment Date” means the date on which the Final Purchase Price is determined pursuant to this Section 2.05.
(i)If the Final Purchase Price is less than the Estimated Purchase Price, then, within three Business Days following the Adjustment Date, the Seller shall pay to the Buyer, in immediately available funds by wire transfer to the bank account or accounts designated in writing by the Buyer, the amount of such difference.
(j)If the Final Purchase Price is greater than the Estimated Purchase Price, then, within three Business Days following the Adjustment Date, the Buyer shall pay to the Seller, in immediately available funds by wire transfer to the bank account or accounts designated in writing by the Seller, the amount of such difference. No fact or event occurring at or after the Closing, including any market or business development or actions taken by the Buyer or any Acquired Company with respect to the accounting records, books, policies or procedures of any Acquired Company (including changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset), or any change in GAAP or applicable Law after the date hereof, or any effect on the Acquired Companies arising from the transactions contemplated hereby, shall have any effect on, or be considered in, the determination of the Final Purchase Price (or any of the components thereof).
Article III
THE CLOSING
Section 3.01The Buyer’s Additional Closing Date Deliveries. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller:
(a)the certificate referred to in Section 11.01(a)(iv);
(b)the duly executed counterpart to each Transaction Agreement (other than this Agreement, and other than the MGU Agreement and the Administrative Services Agreement, which shall each be delivered immediately after the Closing in accordance with Section 8.11) to which a Buyer Party is a party; and
(c)such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
Section 3.02The Seller’s Additional Closing Date Deliveries. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer:
(a)the certificate referred to in Section 11.02(a)(iv);
(b)the duly executed counterpart to each Transaction Agreement (other than this Agreement, and other than the MGU Agreement and the Administrative Services Agreement, which shall each be delivered immediately after the Closing in accordance with Section 8.11) to which a Seller Party is a party;

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(c)written resignations of each of the directors and officers of each of the Acquired Companies listed on Section 3.02(c) of the Seller Disclosure Schedule effective as of the Closing;
(d)an Internal Revenue Service Form W-9 of the Seller duly executed, completed and dated on or reasonably prior to the Closing Date; and
(e)such other agreements, documents, instruments or certificates as may be reasonably required to effectuate the transactions contemplated by this Agreement.
Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER
Subject to and as qualified by the matters set forth in the Seller Disclosure Schedule pursuant to Section 15.09, the Seller hereby represents and warrants to the Buyer as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which expressly address matters only as of a specific date, which representations and warranties are made only as of such specific date):
Section 4.01Incorporation and Authority of the Seller.
(a)The Seller is a corporation, duly incorporated and in good standing under the Laws of the State of Delaware.
(b)Each Seller Party has all requisite corporate power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. The execution and delivery by each Seller Party of each Transaction Agreement to which it is a party, and the consummation by such Seller Party of the transactions contemplated by, and the performance by such Seller Party of its obligations under, each such Transaction Agreement have been and, with respect to each such Transaction Agreement to be executed and delivered after the date of this Agreement, will be, duly authorized by all requisite corporate action on the part of such Seller Party. Each of the Transaction Agreements to which a Seller Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Seller Party and, assuming due authorization, execution and delivery by each other party thereto, constitutes or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will constitute, the legal, valid and binding obligation of such Seller Party, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.02No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, except as set forth in Section 4.02 of the Seller Disclosure Schedule and except as may result from any facts or circumstances solely relating to the Buyer or its Affiliates (as opposed to any other third party), the execution, delivery and performance by the Seller Party of, and the consummation by each Seller Party of the transactions contemplated by, the Transaction Agreements do not (a) violate or conflict with the organizational documents of such Seller Party or any Acquired Company, (b) violate or conflict with any Law or other Governmental Order applicable to such Seller Party or any Acquired Company or by which any of them or any of their respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the

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giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, modification, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the assets or properties of such Seller Party or any Acquired Company pursuant to, any contract to which such Seller Party or any Acquired Company is a party or by which such Seller Party or any Acquired Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) except to the extent that the occurrence of any of the foregoing items set forth in clauses (b) and (c) would not be material to any of the Acquired Companies, individually or in the aggregate.
Section 4.03Consents and Approvals. Except as may result from any facts or circumstances solely relating to the Buyer or its Affiliates (as opposed to any other third party), the execution and delivery by each Seller Party of the Transaction Agreements do not, and the performance by such Seller Party of, and the consummation by such Seller Party of the transactions contemplated by, the Transaction Agreements do not, require any Governmental Approval to be obtained or made by such Seller Party prior to the Closing, except for those Governmental Approvals listed on Schedule 11.02(b).
Section 4.04Ownership of Purchased Interests. The Seller is the beneficial owner of the Purchased Interests, with good and valid title thereto, free and clear of all Liens (other than any restrictions imposed by applicable securities Laws).
Article V
REPRESENTATIONS AND WARRANTIES
REGARDING THE ACQUIRED COMPANIES AND THE BUSINESS
Subject to and as qualified by the matters set forth in the Seller Disclosure Schedule pursuant to Section 15.09, the Seller hereby represents and warrants to the Buyer as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which expressly address matters only as of a specific date, which representations and warranties are made only as of such specific date):
Section 5.01Organization of the Acquired Companies.
(a)Each Acquired Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Maryland, and has all requisite limited liability company power and authority to own, operate and carry on the Business conducted by it as now conducted. Section 5.01(a) of the Seller Disclosure Schedule sets forth each jurisdiction in which each Acquired Company is licensed or qualified to do business.
(b)Each Acquired Company is qualified to do business as a foreign entity and is in good standing in every jurisdiction in which its ownership of property or the conduct of the Business conducted by it requires it to qualify, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not be material to the Acquired Companies.
Section 5.02Capital Structure of the Company; Subsidiaries.
(a)The Purchased Interests constitute all of the issued and outstanding membership, profits or other limited liability company membership interests of the Company. The limited liability company membership interests of each of ArmadaCare and Administrators owned by the Company as of the Closing Date constitute all of the issued and outstanding membership, profits or other limited liability company interests of ArmadaCare and Administrators, respectively. Each of the Purchased Interests and the limited liability company membership interests of each of ArmadaCare and Administrators have been duly authorized and validly issued and are fully paid and non-assessable. The Company is the legal and record owner of all of the issued and outstanding membership interests of ArmadaCare and Administrators free and clear of all Liens (other than Permitted Liens), respectively. Assuming the Buyer has the

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requisite power and authority to be the lawful owner of the Purchased Interests, upon consummation of the transactions contemplated by this Agreement, good and valuable title to all of the Purchased Interests will pass to the Buyer, free and clear of all Liens (other than those arising from acts of the Buyer or its Affiliates).
(b)Other than the issued and outstanding membership interests of ArmadaCare and Administrators, there are no equity securities, profits or other limited liability company interests, securities or instruments of any kind issued, outstanding or authorized by any Acquired Company containing any equity or profit sharing features, and there are no agreements, options, warrants, subscriptions, convertible or exchangeable securities, rights (including any preemptive, exchange, conversion or other rights), stock or membership interest appreciation rights, phantom stock plans, securities or other instruments with participation rights or features, puts, calls or similar agreements or arrangements of any character (other than this Agreement and the other documents contemplated by this Agreement) which provide for the sale or issuance of any of the foregoing by any Acquired Company. No Acquired Company has issued any debt or other securities that have voting rights or are exercisable or convertible into, or exchangeable or redeemable for, or that give any Person a right to subscribe for or acquire, membership, profits or other limited liability company interests or any other security or instrument of an Acquired Company, and no such securities, interests, instruments or obligations evidencing such rights are outstanding. Except as set forth on Section 5.02(a) of the Seller Disclosure Schedule, there are no declared or accrued unpaid dividends or distributions with respect to any membership, profits or other limited liability company interests in the Acquired Companies.
(c)Except for this Agreement, the Seller is not a party to any voting agreement, voting trust, proxy or other contract regarding the voting, holding or disposition of any of the Purchased Interests.
(d)Except for the other Acquired Companies, no Acquired Company has any Subsidiaries, and no Acquired Company owns, or has any Capital Stock or other equity, ownership, or profit-sharing interests in, any other Person, or the right or obligation to acquire any Capital Stock or other equity, ownership, or profit-sharing interests in any other Person.
Section 5.03Financial Statements.
(a)Set forth on Section 5.03 of the Seller Disclosure Schedule are true and complete copies of the following financial statements (collectively, the “Financial Statements”):
(i)The audited balance sheet of each of the Acquired Companies, in each case, as of December 31, 2023 and of each of the Company and Administrators, in each case as of December 31, 2024, and the related statements of income, cash flow and members’ equity for the 12-month periods then ended (the “Audited Financial Statements”);
(ii)The unaudited balance sheet of ArmadaCare as of December 31, 2024, and the related statements of income, cash flow and members’ equity for the 12-month period then ended; and
(iii)The unaudited balance sheet of each of the Acquired Companies, in each case, as of August 31, 2025 (the “Latest Balance Sheets,” and such date, the “Latest Balance Sheets Date”) and the related statements of income and members’ equity for the period from January 1, 2025 to August 31, 2025 and the consolidated cash flow roll-forward for such period (together with the Latest Balance Sheets, the “Latest Financial Statements”).

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(b)The Financial Statements present fairly, in all material respects, the financial position of the Acquired Companies at the dates thereof and the results of operations and cash flows of the Acquired Companies for the periods then ended, as applicable, in accordance with GAAP, except (i) as may be stated in the notes thereto and (ii) that the unaudited Financial Statements are subject to normal year-end adjustments and lack the footnote disclosure otherwise required by GAAP (the “Audit Exceptions”). The audited balance sheets dated as of December 31, 2024 are referred to collectively herein as the “Balance Sheets” and the date thereof as the “Balance Sheet Date.”
(c)The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that financial reporting and preparation of financial statements practices are sufficient to produce financial statements that fairly present in conformity with applicable GAAP applied on a consistent basis (except as may be indicated in the notes thereto) the balance sheets, statements of income, changes in members’ equity and cash flows, in each case in accordance with applicable Laws.
(d)As of the date of this Agreement, the Latest Financial Statements, prepared in accordance with the Accounting Principles (subject to the Audit Exceptions), present fairly in all material respects the financial position of the Acquired Companies, including the amounts of Indebtedness, Cash and Working Capital of the Acquired Companies, and such financial position is not materially different (in an adverse respect) from the financial position of the Acquired Companies as of the Latest Balance Sheets Date.
(e)As of the Subsequent Balance Sheets Date, the Subsequent Financial Statements, prepared in accordance with the Accounting Principles (subject to the Audit Exceptions), present fairly in all material respects the financial position of the Acquired Companies, including the amounts of Indebtedness, Cash and Working Capital of the Acquired Companies, and such financial position is not materially different (in an adverse respect) from the financial position of the Acquired Companies as of the Latest Balance Sheets Date.
Section 5.04Undisclosed Liabilities. No Acquired Company has any Liabilities except for those Liabilities (a) that are specifically reflected, recorded or reserved against in the Balance Sheets as of the Balance Sheet Date, (b) incurred after the Balance Sheet Date (A) in the ordinary course of business consistent with past practice (but, in each case, which do not relate to any (x) breach of a Material Contract to which any Acquired Company is a party or (y) violation of Law, warranty, tort, infringement, misappropriation or Action), or (B) specifically in connection with any Transaction Agreement or (c) that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to any of the Acquired Companies or their respective businesses.
Section 5.05Absence of Certain Changes. Except as contemplated by the Transaction Agreements, or as set forth on Section 5.05 of the Seller Disclosure Schedule, since the Balance Sheet Date, (a) the Acquired Companies have conducted the Business in the ordinary course, consistent with past practice, (b) none of the Acquired Companies has taken any action that if taken after the date hereof would require the written consent of the Buyer under Section 7.01, and (c) there has not been, with respect to any Acquired Company, any event, occurrence, or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.
Section 5.06Absence of Litigation.
(a)There are no material Actions pending or threatened in writing, or, to the Knowledge of the Seller, otherwise threatened, against any of the Acquired Companies or affecting any of their properties or assets (or against the Seller or any of its Affiliates and relating to the Acquired Companies).

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(b)There are no Actions pending or threatened in writing, or, to the Knowledge of the Seller, otherwise threatened, against the Seller or any of its Affiliates (including the Acquired Companies), that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of any Seller Party to enter into any of the Transaction Agreements.
Section 5.07Title to Properties.
(a)The Acquired Companies own good title to, or hold pursuant to valid and enforceable leases, all of the material assets and properties (whether real, personal, mixed, tangible and intangible) used in or necessary for the operation of the Business as currently conducted (including all of the personal property shown to be owned or leased by the applicable Acquired Company on the Latest Balance Sheets) free and clear of all Liens, except for Permitted Liens, and except for assets disposed of by an Acquired Company in the ordinary course of business consistent with past practices since the Latest Balance Sheets Date. Such assets and properties are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.
(b)The real property demised by the leases described in Section 5.07(b) of the Seller Disclosure Schedule constitutes all of the real property that is used in the Business (the “Leased Real Property”). The Leased Real Property leases are in full force and effect. The Seller has delivered or made available to the Buyer complete and correct copies of each of the leases described in Section 5.07(b) of the Seller Disclosure Schedule, and none of the leases has been modified, except to the extent otherwise disclosed in Section 5.07(b) of the Seller Disclosure Schedule. With respect to the Leased Real Property: (i) an Acquired Company is in exclusive possession thereof; (ii) except as otherwise set forth in Section 5.07(b) of the Seller Disclosure Schedule, no Acquired Company is a lessor under, or otherwise a party to, any lease, sublease, license or concession pursuant to which an Acquired Company has granted to any Person the right to use or occupy all or any portion of the Leased Real Property; (iii) no Acquired Company has assigned, transferred or pledged any interest in any of the Leased Real Property leases; (iv) to the Seller’s Knowledge, neither the whole nor any part of the Leased Real Property is subject to any pending suit for condemnation or other taking by any Governmental Authority and to the Seller’s Knowledge no such condemnation or taking is threatened or contemplated; and (v) to the Knowledge of the Seller, no Acquired Company is in default under the Leased Real Property leases, nor has any event occurred that but for the passage of time, giving of notice, or both, would constitute a default under any of the Leased Real Property leases.
(c)No Acquired Company owns any real property. Except as set forth in Section 5.07(b) of the Seller Disclosure Schedule, (i) no Acquired Company holds any options or other rights to acquire or lease real property and (ii) no Acquired Company has agreed to purchase or lease, nor is any Acquired Company obligated to purchase or lease, any real property from any Person.
Section 5.08Environmental Matters.
(a)The Acquired Companies are in compliance in all material respects with all Environmental Laws and have not received from any Person any written Environmental Claim that, if adversely determined, would be material and that either remains pending and unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)To the Knowledge of the Seller, none of the Acquired Companies has caused any Release of Hazardous Materials at any Leased Real Property or any property previously leased or occupied by the Acquired Companies at levels or in such quantities that would reasonably be expected to result in a material Environmental Claim against, or a material violation of Environmental Laws by, any Acquired Company.

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Section 5.09Compliance with Laws; Permits.
(a)Except as set forth on Section 5.09(a) of the Seller Disclosure Schedule, since January 1, 2022, each of the Acquired Companies has complied in all material respects with all Laws, Governmental Orders and material agreements with any Governmental Authorities, in each case, applicable to it or its assets, properties or businesses. None of the Acquired Companies has received any written notice or other written communication from any Governmental Authority or other Person regarding any actual or alleged material violation of, or the failure to comply in all material respects with, any Law.
(b)None of the Acquired Companies is a party to, or bound by, any material Governmental Order or material agreement with any Governmental Authorities, in each case, applicable to it or its assets, properties or businesses.
(c)Each of the Acquired Companies owns, holds or possesses, and since January 1, 2022, each Acquired Company has owned, held, or possessed, all material governmental qualifications, registrations, licenses, permits or authorizations that are necessary for it to conduct its business and to own or use its assets and properties, as such business, assets and properties are conducted, owned and used as of the CSection 5.09(c) of the Seller Disclosure Schedule lists each of the Permits.
(d)Except as set forth on Section 5.09(d) of the Seller Disclosure Schedule, (i) all Permits are, and since January 1, 2022 all Permits have been, valid and in full force and effect, (ii) no Acquired Company is, and since January 1, 2022 no Acquired Company has been, in default or violation, in any material respect, of any of the Permits, and (iii) no Acquired Company is, and since January 1, 2022 no Acquired Company has been, the subject of any pending or, to the Knowledge of the Seller, threatened Action seeking the revocation, suspension, limitation, termination, modification, impairment or non-renewal of any Permit. Subject to obtaining the consents set forth in Section 4.03 of the Seller Disclosure Schedule, none of the Permits will be subject to revocation, suspension, withdrawal or termination as a result of the consummation of the transactions contemplated hereby.
Section 5.10Intellectual Property.
(a)The Acquired Companies (i) own all right, title, and interest in and to all of the Intellectual Property owned or purported to be owned by an Acquired Company (“Company Owned IP”), and (ii) the Acquired Companies have a valid right to use all other Intellectual Property used by the Acquired Companies in the operation of the Business (“Company Licensed IP”, and with the Company Owned IP, “Company Intellectual Property”). Each item of Company Owned IP is owned solely by the Acquired Companies, free and clear of any Liens, other than Permitted Liens. The Company Intellectual Property comprises all Intellectual Property used by the Acquired Companies in the operation of the Business. The consummation of the transactions contemplated hereunder will not result, pursuant to a contract binding on the Acquired Companies, in the loss or impairment of or payment of any material additional amounts with respect to, nor require the consent of any other Person in respect of, the Acquired Companies right to own, use or hold for use any material Company Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.
(b)Section 5.10(b) of the Seller Disclosure Schedule sets forth a complete and correct list of all Intellectual Property material to the Business that has been issued or is registered or is subject to an application for issuance or registration that is owned by any Acquired Company (collectively, the “Registered Intellectual Property”).
(c)The Intellectual Property included in Section 5.10(b) of the Seller Disclosure Schedule is subsisting and, to the Knowledge of the Seller, valid. Except as set forth in Section 5.10(c) of the Seller Disclosure Schedule, the Acquired Companies exclusively own

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all Registered Intellectual Property. Each of the Seller, its respective Affiliates and each of the Acquired Companies has taken commercially reasonable actions necessary to maintain (i) the validity of all material Company Owned IP, including any material Registered Intellectual Property under all applicable Law, and (ii) the confidentiality of trade secrets material to the Business.
(d)Since January 1, 2022: (i) none of the Seller, its respective Affiliates and each of the Acquired Companies has, in each case with respect to the Business, received any written notice that the operation of the Business is infringing, misappropriating, diluting or violating any Intellectual Property of any non-affiliated third party, and (ii) to the Knowledge of the Seller, no other Person, has been or is engaging in any activity that infringes, misappropriates, dilutes or violates the Registered Intellectual Property. To the Knowledge of the Seller, the operation of the Business does not infringe, misappropriate or otherwise violate any Intellectual Property of any non-affiliated third party. There are no Actions pending or, to the Knowledge of the Seller, threatened against any of the Seller, its Affiliates or the Acquired Companies alleging any infringement, misappropriation, dilution or violation of Intellectual Property rights of any Person arising out of the operation of the Business.
(e)All of the founders, executives, managers, officers, employees, contractors and consultants of the Acquired Companies, and all other Persons that have been or are currently involved in the development, creation, invention, modification or improvement of any material Company Owned IP, in whole or in part, have signed written agreements pursuant to which such Persons have assigned all right, title and interest in and to such contributions to such Intellectual Property to an Acquired Company, or an Acquired Company otherwise owns such Intellectual Property by operation of applicable Law. To the Knowledge of the Seller, no Person that has contributed to the development, creation, invention, modification or improvement of any material Company Owned IP, in whole or in part, was or is under any conflicting obligation with any third party that would affect the applicable Acquired Company’s title or right to use any such Company Owned IP.
(f)Excluding nonexclusive license rights granted in the ordinary course of business and any rights granted pursuant to an IP License Agreement, none of the Acquired Companies is a party to or bound by any agreement pursuant to which it has granted, or is obligated to grant in the future, to any Person any rights (whether contingent or otherwise) to own, use, or practice any rights of any Company Owned IP.
(g)None of the Acquired Companies is a party to or bound by any agreement pursuant to which it has granted, or is obligated to grant in the future, to any Person a source code license or option or other right to use or acquire source code for the Company Software, including any agreements that provide for source code escrow arrangements for such source code.
(h)The Company has not been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company hold rights to any Company Licensed IP, nor received any notice of intent to conduct any such audit.
(i)Each of the Acquired Companies has not used and does not use any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any Person any rights to or immunities under any of the Company Owned IP, or (ii) cause any Company Owned IP to be subject to any reciprocal license.
Section 5.11HIPAA, Privacy and Data Security.
(a)All Company Data is owned by an Acquired Company, or each such Acquired Company has the right to use the Company Data it is currently using, free and clear of

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all Liens except for Permitted Liens. The execution, delivery and performance of the Transaction Agreements, and the consummation of the transactions contemplated hereby, will not, with or without notice or the lapse of time or both, materially breach, or cause the termination of, any agreement that is material to the Business. The Company IT Systems have been properly maintained, in all material respects, in accordance with prudent industry standards, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Business. The Acquired Companies (i) own, lease, license, or otherwise have the legal right to use all Company IT Systems; (ii) the Acquired Companies have purchased a sufficient number of licenses for the Company IT Systems; and (iii) the Acquired Companies’ customer agreements provide the Acquired Companies all necessary and sufficient rights to use customer data for the conduct of the Business. The Acquired Companies have in place a commercially reasonable disaster recovery program that provides for the regular back-up and is designed to provide for the prompt recovery of the data and information necessary to the conduct of the Business without material disruption to, or material interruption in, the conduct of the Business. Since January 1, 2022, none of the Acquired Companies has experienced a significant outage of all or any portion of the Company IT Systems.
(b)Except as set forth on Section 5.11(b) of the Seller Disclosure Schedule, since January 1, 2022, to the Knowledge of the Seller, there have been no Data Breaches.
(c)The Acquired Companies are, and since January 1, 2022 have been, in compliance in all material respects with (i) all applicable Privacy Laws, regulatory and self-regulatory guidelines, and codes of conduct related to information security, and (ii) all of the Company’s policies, notices and contractual requirements relating to the privacy, publicity, data protection, Processing and storage of Personal Data including all “business associate” requirements or “subcontractor business associate” requirements (as each term in quotations is defined by HIPAA) (collectively, the “Data Security Requirements”). There are no actions pending or threatened in writing, or, to the Knowledge of the Seller, otherwise threatened against any Acquired Company concerning the Data Security Requirements. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Privacy Law or require the consent, waiver or authorization of, or declaration, filing or notification to, any Person.
(d)The Acquired Companies have implemented and for the past three (3) years have (i) maintained and been in compliance in all material respects with a written information security program that (A) includes reasonable and appropriate administrative, technical and physical safeguards designed to protect and safeguard the availability, confidentiality, and integrity of transactions and Personal Data and other confidential data in its possession or under its control, (B) satisfies the Data Security Requirements, (C) is designed to protect against unauthorized access to the Company IT Systems or Personal Data and the systems of any third-party service providers that have access to the Company IT Systems or Personal Data, and (D) includes breach notification policies and procedures to provide notice to Persons regarding information security incidents involving acquisition, access, loss, theft, use or disclosure of Personal Data in an unauthorized manner and (ii) taken reasonable steps to ensure that any third party with access to any Personal Data collected by or on behalf of the Acquired Companies have implemented and maintains the same. The Acquired Companies have used encryption or equivalent measures in connection with all digital transfers, communications, remote access connectivity or storage of Protected Health Information or confidential Personal Data.
(e)The Acquired Companies have complied in all material respects with the HIPAA and HITECH rules, including Subpart C (Security Standards), Subpart D (Breach Notification Rule), and Subpart E (Privacy Standards) for any Protected Health Information

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transmitted, used, received and/or provided to any person or entity. Without limiting the foregoing, the Acquired Companies have executed current and valid “Business Associate Agreements” with each “subcontractor” of the Acquired Companies that is a business associate (as each term in quotations is defined by HIPAA). The Acquired Companies have not materially breached any such Business Associate Agreement or other Data Security Requirements and, to the Acquired Companies’ Knowledge, no subcontractor to such Business Associate Agreement has breached any such Business Associate Agreement.
(f)The execution, delivery and performance of the Transaction Agreements, and the consummation of the transactions contemplated hereby, including any transfer of Personal Data resulting from such transactions, will not violate any applicable Law, the Data Security Requirements, or other privacy and data security requirements imposed on the Acquired Companies or any party acting on its behalf under any contracts.
Section 5.12Material Contracts.
(a)Section 5.12(a) of the Seller Disclosure Schedule lists each contract, agreement, instrument or other legally binding and enforceable commitment (each, a “Material Contract”) in force as of the date hereof to which any Acquired Company is a party, in each case, that:
(i)is a Binding Authority;
(ii)is a Producer Contract with a Top Producer;
(iii)is a Carrier Contract;
(iv)involved aggregate payments by any Acquired Company in excess of one-hundred thousand dollars ($100,000) during the 12-month period ended December 31, 2024 (other than any Producer Contract);
(v)involved receipt of payments by any Acquired Company in excess of one-hundred thousand dollars ($100,000) during the 12-month period ended December 31, 2024;
(vi)is a non-Affiliated Person license (as licensor or licensee) of Intellectual Property material to the Business to or from any Acquired Company involving aggregate payments in excess of fifty-thousand dollars ($50,000) during the 12-month period ended December 31, 2024 (excluding all COTS Licenses and all other nonexclusive licenses granted or received in the ordinary course of business) (each an “IP License Agreement”);
(vii)contains covenants limiting the ability of any Acquired Company in any material respect to engage in any line of business or to compete with any Person or in any geographic area or during any period of time, in each case except for contracts and agreements that limit the ability of any Acquired Company to solicit the employment of, or hire individuals employed by, other Persons;
(viii)provides for any obligation to loan or contribute funds to, or make investments in, another Person;
(ix)is a mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit or the direct or indirect guarantee of any obligation for borrowed money of any Person or any other Liability in respect of indebtedness for borrowed

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money of any Person, in each case, involving Liabilities in excess of fifty-thousand dollars ($50,000);
(x)is a material limited liability company, partnership, joint venture or other similar contract relating to the formation, creation, operation, management or control of any partnership or joint venture in respect of the Business;
(xi)is an investment management agreement with any Affiliate of any Acquired Company or any third party in respect of assets held in the general account of any Acquired Company;
(xii)is an employment agreement or contract with an independent contractor or consultant (or similar Person) of any Acquired Company;
(xiii)is a contract (other than any Seller Benefit Plan) between any Acquired Company, on the one hand, and any director or officer of any Acquired Company (or any Affiliate of a director or officer (other than an Acquired Company)), on the other hand;
(xiv)is a contract or other agreement with any Governmental Authority;
(xv)is a collective bargaining agreement;
(xvi)provides for any guarantee or surety by any Acquired Company of the obligations of any other Person;
(xvii)is a contract or agreement relating to settlement of any administrative or judicial proceedings (or any non-administrative or judicial disputes) since January 1, 2022 or which contains material continuing obligations of any of the Acquired Companies; or
(xviii) is a contract or agreement which (A) restricts any of the Acquired Companies from freely setting prices for its services (including any most favored customer pricing provisions); (B) restricts any Acquired Company from soliciting potential employees, consultants, contractors, or other suppliers or customers; (C) grants any rights of first refusal, rights of first negotiation, or similar rights to any Person; or (D) creates any exclusive relationship or arrangement.
(b)The Seller has made available to the Buyer a complete and correct copy of each Material Contract as of the date of this Agreement. Except as set forth in Section 5.12(b) of the Seller Disclosure Schedule, each Material Contract is a legal, valid and binding obligation of an Acquired Company, and, to the Knowledge of the Seller, each other party to such Material Contract, and is enforceable against such Acquired Company, and, to the Knowledge of the Seller, each such other party, in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, and subject to the limitations imposed by general equitable principles (whether or not such enforceability is considered in a proceeding at Law or in equity)), and none of the Acquired Companies, or, to the Knowledge of the Seller, any other party to a Material Contract, is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of the Seller, there does not exist any event, condition, fact, circumstance or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both). None of the Seller, its Affiliates nor any Acquired Company has received written notice, or, to the Knowledge of the Seller, any other

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notice, of any material default or breach of, or any intention to cancel, terminate or not renew, or to renegotiate any material terms of, any Material Contract.
Section 5.13Affiliate Transactions. Section 5.13 of the Seller Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all material contracts, agreements, leases, licenses and other instruments (whether or not reduced to writing), between the Acquired Companies, on the one hand, and the Seller or any Affiliate of the Seller (other than the Acquired Companies), on the other hand (collectively, “Intercompany Agreements”).
Section 5.14Employees and Labor Matters.
(a)Section 5.14(a) of the Seller Disclosure Schedule sets forth a complete and correct list of each Company Employee as of the date hereof and for each Company Employee, such employee’s (i) name or employee identification number (anonymized to the extent required under applicable Law), (ii) wages, salary or hourly rate of pay, (iii) bonus opportunity, (iv) date of hire, (v) title, (vi) exempt or non-exempt status under the Fair Labor Standards Act of 1938 (as amended), (vii) principal work location, (viii) active or inactive status, (ix) visa status (if applicable), and (x) accrued, unused vacation. No Company Employee’s principal work location is outside of the United States. All Company Employees are employed by an Acquired Company.
(b)None of the Acquired Companies is a party to or is otherwise bound by any collective bargaining agreement, and there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any Company Employees. There is no pending or, to the Knowledge of the Seller, threatened strike, slowdown, picketing or work stoppage by, or lockout of, or other similar labor activity or organizing campaign with respect to, any Company Employees as of the date hereof. Each of the Acquired Companies is in material compliance with all applicable Laws respecting employment and employment practices, including all such Laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; workers’ compensation; and automated employment decision tools and other artificial intelligence relating to applicants or employees.
(c)Section 5.14(c) of the Seller Disclosure Schedule sets forth a complete and correct list of individuals who are currently performing services for any of the Acquired Companies who are classified as “consultants,” “contract labor,” “independent contractors,” or non-employee service providers and sets forth for each their (i) name, (ii) compensation arrangements, (iii) principal location where the services are provided, (iv) description of the services provided and (v) whether the Acquired Company is party to a consulting, contract labor, independent contractor, or non-employee service provider agreement with the individual and, if so, the name and date of such agreement.
(d)The Company Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such employees. Any Persons now or heretofore engaged by the Company as consultants, contract laborers, independent contractors, or other non-employee service providers, have been properly classified as such, are not entitled to any compensation or benefits to which regular, full-time (or comparable) employees are or were at the relevant time entitled, were and have been engaged in accordance with all applicable Laws, and have been

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treated accordingly and appropriately for all Tax purposes. The Company Employees have received all wages (including overtime, meal breaks, or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, or equal pay to which they would be entitled under applicable Law.
(e)There are no Actions by any Company Employee or against any Acquired Company pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or service of any current or former applicant, employee, consultant, volunteer, intern, independent contractor, or non-employee service provider of an Acquired Company, including any charge, investigation, claim relating to unfair labor practices, equal employment opportunities, affirmative action, fair employment practices, employment discrimination, harassment, anti-discrimination and anti-harassment training (including anti-sexual harassment training), retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees (including, mass layoffs and plant closures), working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.
(f)Since January 1, 2022, no Acquired Company has implemented any plant closing, mass layoff, redundancy or retrenchment of employees without complying with any obligations under the Worker Adjustment and Retraining Notification Act of 1988 or any similar or otherwise applicable Laws.
(g)Each Company Employee is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for an Acquired Company or for any United States employer. The Company has completed a Form I-9 (Employment Eligibility Verification) for each employee hired and each such Form I-9 has since been updated, stored and maintained as required by applicable Law and is correct and complete. For each Company Employee employed in the United States, an authorized official of the Acquired Companies has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance in all material respects with applicable Law and such documentation appeared, in the reasonable judgment of such official, to be genuine on its face and to relate to the employee presenting such documentation.
(h)No Company Employee or current or former employee, consultant, independent contractor, or non-employee service provider of any Acquired Company is in material violation of any term of any employment agreement, contractor agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, or other restrictive covenant obligation: (i) owed to any Acquired Company; or (ii) to the Knowledge of the Seller, owed to any third-party with respect to such individual’s right to be employed or engaged by an Acquired Company.
(i)Each Acquired Company has reasonably investigated all sexual harassment or other discrimination, retaliation, or policy violation allegations of which it is or has been aware. With respect to each such allegation with potential merit, the Acquired Companies have taken appropriate and reasonable corrective action that is reasonably calculated to prevent further improper action. The Acquired Companies do not reasonably expect any material liabilities with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of Acquired Companies that would reasonably be expected to result in a breach of fiduciary duty or that, if known to the public, would bring the Acquired Companies into material disrepute. No Acquired Company is a party to a settlement agreement with a current or former director, officer, employee or

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independent contractor that involves allegations relating to sexual harassment by a director, officer, employee or independent contractor of any Acquired Company.
(j)No Company Employee has provided written notice that he or she intends to terminate his or her employment with any Acquired Company as a result of the consummation of the transactions contemplated hereby or during the 12-month period thereafter.
Section 5.15Employee Benefit Plans and Related Matters.
(a)Section 5.15(a) of the Seller Disclosure Schedule separately lists all Company Benefits Plans and all material Seller Benefit Plans in which current Company Employees (or any of their beneficiaries or dependents) participate or are eligible to participate as of the date hereof. The Seller has delivered or made available to the Buyer, with respect to each such Company Benefit Plan, correct and complete copies of the following: (i) the plan document, or, with respect to any such plan not reduced to writing, a summary of material terms; (ii) the most recently filed annual report (including all schedules and attachments), to the extent required to be filed under ERISA or the Code; (iii) the current summary plan description, together with each summary of material modification required under ERISA; and (iv) the most recent determination or opinion letter from the IRS. With respect to each Seller Benefit Plan, the Seller has delivered or made available to the Buyer, to the extent applicable: (A) a summary of such Seller Benefit Plan, in each case which reflects all material components of such Seller Benefit Plan, (B) the most recent determination or opinion letter from the IRS and (C) any non-discrimination and compliance testing for the past three years.
(b)Each of the Company Benefit Plans and Seller Benefit Plans that is intended to be qualified under Section 401(a) of the Code has been qualified during the period from its adoption to date and has received or may rely upon a favorable determination letter (or opinion letter, if applicable) from the IRS stating that such plan is so qualified; and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code. To the Seller’s Knowledge, no event has occurred and no facts or circumstances exist that could adversely affect, or cause the loss of, such qualification.
(c)Each of the Company Benefit Plans has been established, administered and maintained in all material respects in accordance with its governing instruments and in compliance with all applicable Laws, including ERISA and the Code. The Acquired Companies are in compliance with the ACA, including compliance with all filing and reporting requirements. No Acquired Company has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 of 6722 of the Code and, to the Knowledge of the Seller, no circumstances or events have occurred that could reasonably be expected to result in the imposition of any such penalties or Taxes. There is no pending or, to the Knowledge of the Seller, threatened Actions against or involving any Company Benefit Plan and, to the Knowledge of the Seller, no facts exist that would give rise to any Action, other than routine claims for benefits and domestic relations order proceedings. No Company Benefit Plan is, or was during the last three (3) years, the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, or other Governmental Authority, nor is any Company Benefit Plan the subject of an active filing under any voluntary compliance, amnesty, closing agreement or other similar program sponsored by any Governmental Authority, and no completed audit, compliance filing or closing agreement has resulted in the imposition of any material Tax, interest or penalty that has not been satisfied.
(d)None of the Acquired Companies, the Seller, nor any other Person that together with any Acquired Company or the Seller would be treated as a single employer under Section 414 of the Code, currently sponsors, maintains, contributes to or is required to contribute to or has, within the past six (6) years, sponsored, maintained, contributed to, been required to contribute to, or has or had any liability (contingent or otherwise) under or with respect to, (i)

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any plan subject to Title IV of ERISA, Section 302 of ERISA or Sections 412, 430 or 431 of the Code; (ii) any “multiemployer plan” as defined in ERISA Section 3(37); (iii) any “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA; or (iv) any “multiple employer plan” as described in Section 210 of ERISA.
(e)None of the Company Benefit Plans or Seller Benefit Plans provides or promises health, life or other welfare benefits or similar coverage for former directors, officers, or employees of the Acquired Companies (or any spouse or former spouse or other dependent thereof), other than benefits required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state Laws at the individual’s sole expense.
(f)Each Company Benefit Plan and, solely with respect to the Company Employees, each Seller Benefit Plan, is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, and has been in material documentary compliance with Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any (i) liability for withholding taxes or penalties due under Code Section 409A or (ii) obligation to indemnify or gross-up for any Taxes imposed under Code Sections 409A or 4999.
(g)None of the execution, delivery or performance of this Agreement by the Seller nor the consummation by the Seller of the transactions contemplated by this Agreement will (alone or in combination with any other event) result in (i) an increase in the amount of compensation or benefits, or (ii) the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Company Employee, or current or former employee, officer, director or independent contractor of any Acquired Company. No payment or deemed payment by the Acquired Companies will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of this Agreement by the Seller, or the consummation by the Seller of the transactions contemplated by this Agreement, that would not be deductible pursuant to Section 280G of the Code.
(h)No Company Benefit Plan covers any employee or former employee outside of the United States, and the Acquired Companies have never been obligated to contribute to any such plan.
Section 5.16Insurance. As of the date of hereof, the Seller or its Affiliates, with respect to the Acquired Companies, maintain the insurance contracts to which it is party and coverages set forth in Section 5.16 of the Seller Disclosure Schedule, all premiums due thereunder have been paid when due in all material respects and all such policies are in full force and effect and no written notice of cancellation, termination or revocation or other written notice that any such insurance policy is no longer in full force or effect has been received by the Seller or its Affiliates.
Section 5.17Taxes.
(a)All income Tax Returns and other material Tax Returns required to be filed by, on behalf of or with respect to the Acquired Companies have been duly and timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and such Tax Returns are correct and complete in all material respects and were prepared and filed in compliance with all applicable Laws. All income Taxes and other material Taxes due and payable by or with respect to any Acquired Company have been fully and timely paid.
(b)Each of the Acquired Companies has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes and all related Tax information reporting and recordkeeping requirements, and has duly and timely collected or

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withheld and paid over to the appropriate Tax Authority all material amounts required to be so collected or withheld and paid over.
(c)No written waiver or extension of any statute of limitations relating to the assessment or collection of any Tax from or with respect to any Acquired Company has been granted and remains in effect. No Acquired Company is the beneficiary of any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.
(d)No Acquired Company is the subject of or party to any ongoing or pending Tax audit, Action, or examination, and no Acquired Company nor the Seller has received any written notice that any such Tax audit, examination, or Action is contemplated, threatened, or pending. All Tax deficiencies asserted, or assessments made, against or with respect to any Acquired Company have been fully paid or finally settled.
(e)None of the Acquired Companies is a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes other than any such group of which Seller is the common parent. None of the Acquired Companies is a party to any Tax sharing, allocation, indemnity or similar Tax agreement (excluding customary tax indemnification, sharing and allocation provisions in commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).
(f)No Acquired Company will be required to include any item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) a prepaid amount or deferred revenue accrued on or before the Closing Date. No Acquired Company has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(g)No Acquired Company has entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law). The Acquired Companies do not have any liability for any material Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as transferee or successor, by contract or otherwise by operation of Law.
(h)There are no Liens for material Taxes upon the assets of any Acquired Company (other than Liens for Taxes not yet due and payable).
(i)No claim has been made by any Governmental Authority in any jurisdiction where an Acquired Company does not file a particular Tax Return or pay a particular Tax (or a particular Tax Return or particular Tax is not filed or paid on behalf of such Acquired Company) that indicates that such Tax Return is or may be required to be filed or such Tax is or may be required to be paid.
(j)No private letter rulings, technical advice memoranda or similar rulings have been requested by or with respect to any Acquired Company, or entered into or issued by any Governmental Authority with respect to any Acquired Company.
(k)No Acquired Company is subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business outside of the United States or (ii) having a source of income outside the United States.

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(l)Except as set forth on Section 5.17(l) of the Seller Disclosure Schedule, no Acquired Company is, or ever has been, a party to any joint venture, partnership, or other arrangement or agreement that should be treated as a partnership for federal income Tax purposes.
(m)No Acquired Company has claimed any Tax credits under (i) Sections 7001 through 7005 of the Families First Coronavirus Response Act, P.L. 116-127, (ii) Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act, as amended, or (iii) Section 3134 of the Code.
(n)Except as set forth on Section 5.17(n) of the Seller Disclosure Schedule, each Acquired Company is and always has been classified as a disregarded entity for U.S. federal and applicable state income Tax purposes.
(o)Each Acquired Company has complied with all applicable Laws related to escheatment and abandoned or unclaimed property.
Section 5.18Producers. Except as set forth in Section 5.18 of the Seller Disclosure Schedule, since January 1, 2022: (i) each Acquired Company and, to the Seller’s Knowledge, each other Person performing the duties of Producer for the Business was duly licensed and appointed as an insurance producer, agency, agent, managing general agent, third-party administrator, broker, solicitor, or adjuster, as applicable (for the type of business written, sold, or produced by such Producer at the time such Producer wrote, sold, or produced business or performed such other act for or on behalf of any Acquired Company that may require a producer’s, agency’s, agent’s, managing general agent’s, third-party administrator’s, solicitor’s, broker’s, or other insurance license), as required by any applicable Law; (ii) to the Seller’s Knowledge, no Producer has breached the terms of any agency or broker contract with any Acquired Company or any of its Affiliates in any material respect or violated, in any material respect, any policy of any Acquired Company or any of its Affiliates in the solicitation, negotiation, writing, sale, or production of such business; and (iii) to the Seller’s Knowledge, no Producer has been enjoined, indicted, convicted, or made the subject of any Governmental Order on account of any violation in any material respect of any applicable Law in connection with such Producer’s actions in his, her, or its capacity as a Producer for the Business, and no Action has been alleged in writing asserting any such material violation.
Section 5.19Accounts, Commissions and Appointments.
(a)All insurance policies placed by any employee of any Acquired Company during his or her employment with such Acquired Company have been placed by them through and in the name of the applicable Acquired Company and all commissions on such business have been paid to (or properly accrued for) and are the property of such Acquired Company, except as would not be material to such Acquired Company.
(b)Section 5.19(b) of the Seller Disclosure Schedule sets forth a complete and correct list of the top 15 Business Producers by gross revenue of the Business for calendar year 2024 (each such Business Producer, a “Top Producer”). The Acquired Companies are not currently engaged in any material dispute with any Top Producer, and since the Balance Sheet Date, neither the Seller nor the Acquired Companies have received any written notice, or, to the Knowledge of the Seller, any other notice, that any Top Producer has ceased or materially modified (or threatened to cease or materially modify) its relationship with the Acquired Companies or intends to do so. To the Knowledge of the Seller, the consummation of the transactions contemplated by this Agreement would not reasonably be expected to result in the termination of or any material adverse modification to, or otherwise have an adverse and material effect on, the business relationship of the Acquired Companies with any Top Producer.

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(c)The Acquired Companies have taken industry standard actions as reasonably necessary to protect and maintain the confidentiality of the terms of the Producer Contracts, the Carrier Contracts and all confidential information relating to the Business, and to prevent the unauthorized use thereof by any Person.
(d)No employee of the Acquired Companies or other Person has claimed in any written notice or, to the Seller’s Knowledge, any other notice provided to the Seller or any Acquired Company, any right, title or interest in the Business, including any Producer Contracts, Carrier Contracts, other arrangements with Business Producers or any right to solicit for any purpose any Business Producers.
(e)Section 5.19(e) of the Seller Disclosure Schedule sets forth a complete and correct list of each Carrier that has granted the Acquired Companies Binding Authority or by which any of the Acquired Companies places insurance policies or contracts, setting forth the names of each. The Acquired Companies have a valid and effective contract or appointment to act as an agent and/or managing general agent with Binding Authority for each Carrier listed in Section 5.19(e) of the Seller Disclosure Schedule. The Binding Authority contracts identified on Section 5.19(e) of the Seller Disclosure Schedule constitute all of the Binding Authority contracts that the Acquired Companies require to conduct the Business as currently conducted. The Acquired Companies are not currently engaged in any material dispute with any Carrier, and since the Balance Sheet Date, the Acquired Companies have not received written notice or, to the Seller’s Knowledge, any other notice that any Carrier intends to terminate or materially modify its contract or appointment with respect to the Acquired Companies. There has been no written notice or, to the Seller’s Knowledge, any other notice that any such appointment or contract will be, nor, to the Seller’s Knowledge, do any grounds exist, which would reasonably be expected to result in any such appointment or contract being revoked, rescinded or terminated.
(f)Subject to the rights of the Business Producers, the Acquired Companies own the right to service, continue and renew, and collect all commissions and other amounts, including contingency commission payments, on, all the Business with respect to current customers.
Section 5.20Insurance Administered by the Acquired Companies.
(a)All insurance policies or contracts administered by the Acquired Companies have been administered in all material respects in accordance with applicable Law, the terms of such policies or contracts and the Carrier Contracts.
(b)All policy forms administered by the Acquired Companies, and all amendments, applications, and certificates pertaining thereto, where required by Law, have been approved by all applicable Governmental Authorities or filed with and not objected to by such Governmental Authorities within the period provided for objection and all such forms comply in all material respects with, and have been administered in all material respects with, all applicable Laws.
(c)Any rates of insurance administered by the Acquired Companies that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the rates used by the Acquired Companies conform in all material respects thereto.
(d)Each of the Acquired Companies is in material compliance with, and adheres in all material respects to, its underwriting guidelines.
(e)All marketing materials prepared by or on behalf of the Acquired Companies that relate to the marketing of any insurance policies or contracts are consistent in all material respects with the terms of the relevant insurance policies.

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Section 5.21Brokers. The Seller is solely responsible for the payment of the fees and expenses of the brokers, investment bankers, financial advisers or other Persons set forth on Section 5.21 of the Seller Disclosure Schedule acting in a similar capacity in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Seller or any of its Affiliates.
Section 5.22NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OR THIS ARTICLE V (AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE) OR ANY OTHER TRANSACTION AGREEMENT, NEITHER THE SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLER, THE BUSINESS, THE PURCHASED INTERESTS, THE ACQUIRED COMPANIES, OR THE ASSETS AND PROPERTIES OF THE ACQUIRED COMPANIES, AND THE SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE BY THE SELLER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE IV OR THIS ARTICLE V OR ANY OTHER TRANSACTION AGREEMENT, NO REPRESENTATION OR WARRANTY HAS BEEN OR IS BEING MADE WITH RESPECT TO ANY PROJECTIONS, FORECASTS, BUSINESS PLANS, ESTIMATES OR BUDGETS DELIVERED OR MADE AVAILABLE TO THE BUYER OR ANY OTHER PERSON.
Article VI
REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER
The Buyer hereby represents and warrants to the Seller as follows as of the date hereof and as of the Closing Date (except for such representations and warranties which address matters only as of a specific date, which representations and warranties are made solely as of such specific date):
Section 6.01Incorporation and Authority of the Buyer.
(a)The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.
(b)Each Buyer Party has all requisite corporate or limited liability company power to enter into, consummate the transactions contemplated by, and carry out its obligations under, the Transaction Agreements to which it is a party. The execution and delivery by each Buyer Party of the Transaction Agreements to which it is a party, and the consummation by such Buyer Party of the transactions contemplated by, and the performance by such Buyer Party of its obligations under, the Transaction Agreements have been and, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly authorized by all requisite corporate action on the part of such Buyer Party. Each of the Transaction Agreements to which a Buyer Party is or will be a party has been or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will be, duly executed and delivered by such Buyer Party and, assuming due authorization, execution and delivery by each other party thereto, constitutes or, with respect to the Transaction Agreements to be executed and delivered after the date of this Agreement, will constitute, the legal, valid and binding obligation of such Buyer Party, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of

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general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 6.02No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 6.03 have been obtained or taken, except as otherwise provided in this Article VI and except as may result from any facts or circumstances solely relating to the Seller or its Affiliates (as opposed to any other third party), the execution, delivery and performance by the Buyer of, and the consummation by the Buyer of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the organizational documents of Buyer, (b) violate or conflict with any Law or other Governmental Order applicable to Buyer or by which it or its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration, or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of Buyer pursuant to any material note, bond, mortgage, indenture or contract to which Buyer or any of its Subsidiaries is a party or by which any of such assets or properties is bound or subject, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.
Section 6.03Consents and Approvals. Except as may result from any facts or circumstances solely relating to the Seller or its Affiliates (as opposed to any other third party), the execution and delivery by each Buyer Party of the Transaction Agreements does not, and the performance by such Buyer Party of, and the consummation by such Buyer Party of the transactions contemplated by, the Transaction Agreements do not, require any Governmental Approval to be obtained or made by such Buyer Party or any of its Affiliates prior to the Closing, except for such Governmental Approvals, the failure of which to be obtained or made has not had, and would not reasonably be expected to have, a Buyer Material Adverse Effect.
Section 6.04Absence of Litigation. There are no Actions pending or, to the Knowledge of the Buyer, threatened against the Buyer that question the validity of, or seek injunctive relief with respect to, this Agreement or the right of any Buyer Party to enter into any of the Transaction Agreements.
Section 6.05Purchase for Own Account. The Purchased Interests are being acquired by the Buyer for its own account and without a view to the public distribution or sale of the Purchased Interests or any interest in them. The Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests, and the Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Purchased Interests. The Buyer understands that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Purchased Interests other than in compliance with applicable state and foreign securities Laws.
Section 6.06Financial Ability. The Buyer has, and will have at the Closing, sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to timely consummate the transactions contemplated by the Transaction Agreements. Neither the Buyer nor any of its Affiliates has incurred any Liabilities or obligations, or is contemplating or aware of any Liabilities or obligations, in either case, that would impair or adversely affect such resources and capabilities. The obligations of the Buyer to effect the transactions contemplated by the Transaction Agreements are not conditioned upon the availability to the Buyer or any of its Affiliates of any debt, equity, or other financing in any amount whatsoever.
Section 6.07Investigation. The Buyer has made its own inquiry and investigation into the Acquired Companies and the Business. The only representations, warranties, covenants and agreements made by the Seller or any of its Affiliates are the representations, warranties, covenants and agreements expressly made in this Agreement and none of the Seller nor any of its Affiliates makes any other express or implied representation or

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warranty with respect to (i) the Acquired Companies or the Business, or (ii) any information provided by the Seller or any of its Affiliates or Representatives, whether or not in the Data Room, including as to (A) the operation of the Acquired Companies by the Buyer after the Closing in any manner or (B) the probable success or profitability of the ownership, use or operation of the Acquired Companies or the Business by the Buyer after the Closing. Except for the representations and warranties of the Seller expressly set forth in Article IV or Article V, or in any other Transaction Agreement, the Buyer has not relied upon any representations or warranties or other information made or supplied by or on behalf of the Seller or by any Affiliate of the Seller.
Section 6.08Regulatory Matters. The Buyer and its Affiliates and any investors in the Buyer or its Affiliates meet all of the requirements on the part of such respective entity set forth by applicable Law (including the Laws of its jurisdiction of formation) in order for all necessary Governmental Approvals related to the transactions contemplated by the Transaction Agreements to be obtained, and there are no facts, events or circumstances, involving or relating to the Buyer or any of its Affiliates or the investors in the Buyer or its Affiliates, that may prevent or delay the granting of any such Governmental Approvals.
Section 6.09Brokers; No Other Seller Representations or Warranties.
(a)The Buyer is solely responsible for the payment of the fees and expenses of any broker, investment banker, financial adviser or other Person acting in a similar capacity in connection with the transactions contemplated by the Transaction Agreements based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.
(b)Except as expressly set forth in any other Transaction Agreement, the Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by any of the Seller, the Acquired Companies or their respective Affiliates or Representatives that are not expressly set forth in Article IV or Article V (including the Seller Disclosure Schedule), whether or not any such representations, warranties or statements were made in writing or orally; provided that the foregoing is not intended to, nor shall it actually, preclude or limit any claims made on the basis of or with respect to Fraud.
(c)Without limiting the foregoing:
(i)none of the Acquired Companies, the Seller or their respective Affiliates or Representatives makes, will make or has made any representation or warranty, express or implied, as to the prospects of the Acquired Companies or their profitability for the Buyer, or with respect to any forecasts, projections or business plans made available to the Buyer or any other Person (including the Buyer’s Affiliates or Representatives) in connection with the Buyer’s review of the Acquired Companies and the Business; and
(ii)any estimates, assumptions, projections and predictions contained or referred to in the materials that have been provided or made available to the Buyer by or on behalf of the Seller, the Data Room and any management presentations established or provided in connection with the transactions contemplated by the Transaction Agreements, (A) are not and shall not be deemed to be representations or warranties of the Seller or any of its Affiliates and (B) shall not form the basis, in whole or in part, for any claim against the Seller or any of its Affiliates.
(d)WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV OR ARTICLE V (AS QUALIFIED BY THE SELLER DISCLOSURE SCHEDULE) THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE

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AND ANY ASSETS THAT ARE TANGIBLE PERSONAL PROPERTY OR THIRD PARTY SOFTWARE ARE BEING CONVEYED ON AN “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” BASIS AND WITHOUT ANY WARRANTY OF NON-INFRINGEMENT.
Section 6.10NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE VI OR IN ANY OTHER TRANSACTION AGREEMENT, NEITHER THE BUYER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE BUYER OR THE ASSETS AND PROPERTIES OF THE BUYER, AND THE BUYER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, STATEMENTS OR INFORMATION, WHETHER MADE BY THE BUYER OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES.
Article VII
ACTIONS PRIOR TO THE CLOSING DATE
Section 7.01Conduct of Business Prior to the Closing. Except as required by applicable Law or as required or permitted by the terms of the Transaction Agreements, and except for matters set forth in Section 7.01 of the Seller Disclosure Schedule, from the date of this Agreement through the Closing Date, unless the Buyer otherwise consents in advance (which consent shall not be unreasonably withheld, delayed or conditioned and which consent shall be deemed to have been given if the Buyer fails to respond to a request for such consent within five Business Days after the Buyer’s receipt of such request), the Seller shall cause the Acquired Companies to (x) conduct its business in the ordinary course, consistent with past practice, (y) use reasonable best efforts to maintain and preserve intact the current organization, business, and franchise of the Acquired Companies and to preserve the rights, franchises, goodwill, and relationships of each Acquired Company’s employees, customers, lenders, suppliers, regulators, and others having business relationships with the Company, and (z) without limiting the foregoing, refrain from taking any of the following actions:
(a)declare, pay or make any dividend or other distribution to Seller or any of its Affiliates that would result in Cash as of the Measurement Time being below one million five hundred thousand dollars ($1,500,000), or fail to ensure that the Acquired Companies have at least one million five hundred thousand dollars ($1,500,000) in Cash as of the Measurement Time;
(b)other than in accordance with any Material Contract between any Acquired Company and Seller or any of its other Affiliates (including the Managing General Underwriting Agreement, dated as of January 1, 2018, between ArmadaCare and SAIC, the Amended and Restated Administrative Services Agreement, dated January 1, 2018 (as amended), between SAIC and Administrators, any Intercompany Agreements, and the Master Services Agreement by and between the Company and International Medical Group, dated as of January 1, 2024, as amended by that certain Amendment 1, dated as of November 23, 2024 and that certain Amendment 2, dated as of January 1, 2025), make any (i) payment to or for the benefit of Seller or any of its Affiliates or (ii) return of capital to Seller or any of its Affiliates;
(c)incur any Indebtedness that is not reflected on the Latest Balance Sheets;
(d)take any action outside of the ordinary course with respect to items included in Working Capital, including any changes in the timing of payments of accounts payable;
(e)take any action that would reasonably be expected to result in or cause any material inconsistencies or inaccuracies between the Latest Balance Sheets and the Subsequent

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Balance Sheets; provided that the following actions shall not be prohibited by, and any adverse balance sheet effect resulting from the following actions shall be disregarded for purposes of, this clause (e): (i) the declaration, payment or making of any dividend or other distribution to Seller or any of its Affiliates to the extent not prohibited by Section 7.01(a); (ii) any payment to or for the benefit of Seller or any of its Affiliates, or return of capital to Seller or any of its Affiliates, to the extent not prohibited by Section 7.01(b); (iii) the performance by ArmadaCare of the Transamerica Agreements in accordance with their terms in the ordinary course of business; and (iv) any of the actions listed on Schedule 7.01;
(f)waive, discount, defer, release or discharge any amount, obligation or liability owed to any Acquired Company by Seller or any of its Affiliates;
(g)transfer, issue, sell or dispose of any Company Interests or other securities of the Acquired Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire Company Interests or other securities of the Acquired Companies;
(h)adopt a plan of complete or partial liquidation or rehabilitation or authorize or undertake a merger, dissolution, rehabilitation, consolidation, restructuring, recapitalization or other reorganization;
(i)effect any recapitalization, reclassification, stock split or combination or similar change in the capitalization of any Acquired Company;
(j)reincorporate or redomesticate any Acquired Company;
(k)amend the organizational documents of any Acquired Company;
(l)make any material change in the claims administration, investment, reserving or financial accounting policies, practices or principles of the Acquired Companies in effect on the date hereof, other than any change required by applicable Law or GAAP (or the interpretation thereof), or in respect of claims administration or investment policies, practices or principles, in the ordinary course of business;
(m)incur any indebtedness to any Person for borrowed money (other than current trade accounts payable incurred in respect of property or services purchased in the ordinary course of business) or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances (other than, in each case, loans and advances to Company Employees in the ordinary course of business), other than for individual amounts not in excess of ten-thousand dollars ($10,000) or in the aggregate not in excess of fifty-thousand dollars ($50,000);
(n)other than in the ordinary course of business or as required by Law, modify, amend (in any material respect), or terminate (other than at its stated expiry date) any Material Contract or enter into any contract which would, if entered into prior to the date hereof, have been a Material Contract;
(o)other than in the ordinary course of business, (i) purchase, sell, lease, exclusively license, exchange or otherwise dispose of or acquire any property or assets, in any individual transaction in excess of ten-thousand dollars ($10,000) or in the aggregate in excess of fifty-thousand dollars ($50,000) or (ii) permit any of their material assets to become subject to any Lien other than Permitted Liens;

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(p)acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing;
(q)settle any litigation or claim against the Acquired Companies for an amount that exceeds by ten-thousand dollars ($10,000) the amount, if any, reserved for such litigation or claim in the Financial Statements prior to the date of this Agreement;
(r)modify the terms of, or default under, any material indebtedness for borrowed money incurred by the Acquired Companies or, other than in the ordinary course of business, cancel or compromise any material indebtedness or waive any material rights without receiving a realizable benefit of similar or greater value;
(s)enter into any new line of business;
(t)undertake or commit to make any capital expenditures for which the aggregate consideration paid or payable in any individual transaction is in excess of fifty-thousand dollars ($50,000) or in the aggregate in excess of one-hundred thousand dollars ($100,000);
(u)except as required by Law or any Employee Benefit Plan in effect as of the date hereof, (i) promise, grant or agree to increase materially any compensation (including incentive compensation) or benefits to any Company Employee who is an officer or director of the Acquired Companies or whose annual base compensation exceeds one-hundred and twenty-five thousand dollars ($125,000), (ii) enter into or establish any Company Benefit Plan, or (iii) pay any material transaction, retention or change-in-control bonuses to any Company Employee;
(v)hire any new senior officer who would be a Company Employee except in the ordinary course of business or to replace a senior officer whose employment has been terminated;
(w)make (inconsistent with past practice), revoke, or change any Tax election, make any election (or permit any election to be made) under Treas. Reg. Section 301-7701-3(c) by, for or with respect to any Acquired Company, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Return, file any claims for Tax refunds, enter into any closing agreement, settle any Tax claim, audit or assessment or surrender any right to claim a Tax refund, offset or other reduction in Tax liability; or
(x)enter into any legally binding commitment with respect to any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Section 7.01 shall prohibit the Acquired Companies, or require the Seller to cause the Acquired Companies to refrain, from taking any of the actions listed on Schedule 7.01, and no such action shall constitute a breach of this Section 7.01.
Section 7.02Access to Information.
(a)From the date of this Agreement until the Closing Date, the Seller shall, and shall cause the Acquired Companies to, give the Buyer and its authorized Representatives, upon reasonable advance written notice and during regular business hours and subject to the rules applicable to visitors at the Seller’s offices generally, reasonable access to all books, records, personnel, officers and other facilities and properties of the Acquired Companies, provided that any such access shall be conducted at the Buyer’s expense, in accordance with

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applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), under the supervision of the Seller’s or its Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the Seller and its Affiliates (including the Acquired Companies).
(b)Notwithstanding anything to the contrary contained in this Agreement or any other agreement between the Buyer and the Seller or any of its Affiliates executed on or prior to the date hereof, the Seller shall have no obligation to make available to the Buyer or its Representatives, or to provide the Buyer or its Representatives with access to or copies of (i) any personnel file, medical file or related records of any Company Employee, (ii) any Tax Return filed by the Seller or any of its Affiliates or predecessors, or any related material, in each case not relating exclusively to the Acquired Companies, or (iii) any other information if the Seller determines, in its reasonable judgment, that making such information available would (A) jeopardize any attorney-client privilege, work product immunity or any other legal privilege or similar doctrine or (B) contravene any applicable Law, Governmental Order or any fiduciary duty, it being understood that the Seller shall (x) cooperate with any requests for, and use its reasonable best efforts to obtain any, waivers and (y) use its reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case that would enable any otherwise required disclosure to the Buyer to occur without so jeopardizing any such privilege or immunity or contravening such applicable Law, Governmental Order or fiduciary duty.
Section 7.03Reasonable Best Efforts.
(a)Upon the terms and subject to the conditions set forth in this Agreement, each of the Seller and the Buyer shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such Party pursuant to the Transaction Agreements and to consummate and make effective, in the most expeditious manner practicable, the Closing and the other transactions contemplated thereby, including (i) obtaining all necessary, proper or advisable Governmental Approvals and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain such Governmental Approvals (including under insurance Laws and the HSR Act), and (ii) executing and delivering any additional agreements, documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Agreements.
(b)Without limiting the foregoing, each of the Seller and the Buyer shall use, and shall cause its Affiliates to use, reasonable best efforts to take any and all actions necessary to avoid each and every impediment under any applicable Law that may be asserted by, or Governmental Order that may be entered by, any Governmental Authority with respect to the Transaction Agreements or the transactions contemplated thereby so as to enable the Closing to occur as promptly as practicable, including using reasonable best efforts to take or refrain from taking or agree to take, or for its Affiliates to take or refrain from taking or agree to take, all actions or permit or suffer to exist any restriction, condition, limitation or requirement requested by any Governmental Authority, or otherwise necessary, proper or appropriate to (i) obtain all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreements and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) resolve any objections that may be asserted by any Governmental Authority with respect to the Closing or any other transaction contemplated by the Transaction Agreements, and (iii) prevent the entry of, and have vacated, lifted, reversed or overturned, any Governmental Order that would prevent, prohibit, restrict or delay the consummation of the Closing or any other transaction contemplated by the Transaction Agreements.

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(c)The Buyer shall not, and shall cause its Affiliates not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any, Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreements and secure the expiration or termination of any applicable waiting period under the HSR Act, (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of the transactions contemplated by the Transaction Agreements, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (iv) otherwise impair or delay the ability of the Buyer to perform its material obligations under the Transaction Agreements.
(d)In furtherance of and without limiting the foregoing, (i) the Buyer shall file, or cause to be filed, letter filings with the Texas Department of Insurance requesting approval of such Governmental Authority for the change of control of a Texas agency (in respect of ArmadaCare) and a Texas third party administrator (in respect of Administrators), respectively, (ii) each of the Seller and the Buyer shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Closing and the other transactions contemplated by the Transaction Agreements and requesting early termination of the waiting period under the HSR Act, as promptly as practicable, but in no event later than 20 Business Days after the date hereof, and (iii) the Parties shall reasonably cooperate with each other to obtain, prior to the Closing, any Governmental Approvals required to be obtained by such Party that are necessary for the consummation of the transactions contemplated by the Transaction Agreements, including making any registrations, filings and notices of, with or to Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreements. All filing fees payable in connection with the foregoing shall be borne equally by the Seller and the Buyer. The Buyer agrees to provide promptly, or cause to be provided promptly, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to the Buyer or any of its Affiliates (including any of their respective directors, officers, employees or direct or indirect investors, partners, members or shareholders) and all Persons who are deemed or may be deemed to control the Buyer within the meaning of applicable insurance Laws, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, or director or indirect partners, members or shareholders. The Buyer shall cause all Persons who are deemed or may reasonably be deemed to “control” the Buyer to be added as applicants and provide any executed applications and any related submissions in connection therewith that may be required or requested by any Governmental Authority in connection with their review of the transactions contemplated by the Transaction Agreements. The Buyer agrees that it and its Affiliates shall not at any time prior to the Closing, in connection with the transactions contemplated by the Transaction Agreements (x) agree to, or permit, any amendment or modification of the filings made in connection with the transactions contemplated by the Transaction Agreements without the prior written consent of the Seller or (y) file any application with or request for approval or non-disapproval by any Governmental Authority with respect to any inter-affiliate transaction between the Acquired Companies, on the one hand, and the Buyer or any of its Affiliates, on the other hand, that would require approval or non-disapproval under applicable Law.
(e)Each of the Seller and the Buyer agrees that it shall consult with one another with respect to the obtaining of all Governmental Approvals necessary, proper or advisable to consummate the transactions contemplated by the Transaction Agreements, and

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each of them shall keep the other apprised on a prompt basis of the status of matters relating to such Governmental Approvals. The Seller and the Buyer shall have the right to review in advance, subject to redaction of personally identifiable information, and subject to any restrictions under applicable Law each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority or any third party in connection with the transactions contemplated by the Transaction Agreements, and each Party agrees to in good faith consider and reasonably accept comments of the other Party thereon. The Seller and the Buyer shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Laws and subject to redaction of personally identifiable information.
(f)The Seller and the Buyer shall promptly (and in no event later than one Business Day after receipt) advise each other upon receiving any communication from any Governmental Authority whose Governmental Approval is required for consummation of the transactions contemplated by the Transaction Agreements, including promptly furnishing each other copies of any written or electronic communications, and shall promptly advise each other when any such communication causes such Party to believe that there is a reasonable likelihood that any such consent or Governmental Approval will not be obtained or that the receipt of any such Governmental Approval will be materially delayed or conditioned.
(g)Neither the Seller nor the Buyer shall, and they shall cause their respective Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls) with any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the Transaction Agreements unless it consults with the other in advance and gives the other Party the opportunity to attend and participate in such meeting.
(h)Notwithstanding the foregoing, nothing in this Section 7.03 shall require, or be construed to require, the Buyer or any of its Affiliates to take any action or accept, permit or suffer to exist, any condition, change, limitation, restriction, or requirement that is both (a) imposed by or proposed to be imposed by a Governmental Authority in connection with its grant of any approval, authorization, consent, order, exemption or non-disapproval of the transactions contemplated by this Agreement and (b) of the type described in Schedule 7.03.
Section 7.04Third Party Consents and Guarantees. The Seller and the Buyer shall, and shall cause their respective Affiliates to, cooperate and use commercially reasonable efforts to obtain, as promptly as possible but in no event later than the Closing, the consents, approvals and agreements of, or to give and make all notices and filings with the Persons (if any) listed in, Section 7.04 of the Seller Disclosure Schedule (the “Third Party Approvals”); provided, that neither the Seller nor any of its Affiliates shall be obligated to make any payments or otherwise pay any consideration to any Person or to commence or participate in any Action in connection with any Third Party Approval. In furtherance of the foregoing, the Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Person whose consent, approval or agreement is sought hereunder. Notwithstanding the foregoing, the failure to obtain any Third Party Approval shall not (a) constitute a failure to satisfy any condition set forth in Article XI or (b) otherwise relieve any Person from its obligation to consummate the transactions contemplated by the Transaction Agreements.
Section 7.05Intercompany Arrangements.
(a)Except as otherwise agreed by the Seller and the Buyer, the Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate or commute prior to or concurrently with the Closing all Intercompany Agreements.

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(b)Except as otherwise agreed by the Seller and the Buyer, as of and following the Closing, the Seller and its Affiliates shall have no further obligation to provide any ancillary or corporate shared services to the Acquired Companies.
Section 7.06Representations & Warranties Insurance. In the event that the Buyer or any of its Affiliates elects to obtain a buyer-side representations and warranties insurance policy prior to the Closing (which shall not be written by or through the Seller or any of its Affiliates) in respect of the representations and warranties of the Seller contained in this Agreement or in any other Transaction Agreement (including any certificate or other instrument contemplated by or delivered in connection with this Agreement) (such policy, the “R&W Policy”), (a) the Buyer shall bear, and be responsible for the payment of, any and all of the R&W Insurance Costs (it being understood that Seller is compensating Buyer for 50% of the R&W Insurance Costs, constituting Seller’s RWI Share, in the calculation of the Purchase Price), (b) such R&W Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranty policy industry), (c) such R&W Policy shall expressly waive any subrogation, contribution or other claims against the Seller and any of its Affiliates (the “Seller Protected Parties”) (except in the case of Fraud by the respective Seller Protected Party) (the “Subrogation Waiver Provision”) and the Seller Protected Parties shall be express third party beneficiaries of such Subrogation Waiver Provision, (d) such R&W Policy shall not permit any amendment thereto or waiver or modification thereof with respect to the Subrogation Waiver Provision or that would otherwise reasonably be expected to adversely affect the Seller Protected Parties’ rights with respect to the Subrogation Waiver Provision, in each case, without the prior written consent of the Seller, (e) the Buyer shall provide the Seller with a reasonable opportunity to review and provide reasonable comments to the Subrogation Waiver Provision prior to binding coverage, and (f) the Seller Protected Parties shall be express third party beneficiaries of the Subrogation Waiver Provision. The Seller shall cooperate in good faith to the extent reasonably requested by the Buyer and its Representatives in connection with underwriting, and maintaining the effectiveness of, the R&W Policy, including (i) furnishing upon request to the Buyer and its Representatives any customary information related to the Seller and the Acquired Companies that is reasonably required or requested in connection therewith, (ii) executing and delivering to the Buyer and its Representatives any customary documents or materials that are reasonably required or requested in connection therewith, and (iii) providing any additional diligence information reasonably required to address, limit or remove any conditional exclusions or modifications under the R&W Policy. The Buyer shall provide the Seller with a true and complete copy of the final and issued R&W Policy as soon as reasonably practicable following the receipt thereof by the Buyer or its Affiliates. Within 10 Business Days following the Closing, the Seller shall deliver to the Buyer and its Representatives a complete and accurate electronic copy of the Data Room as of the date hereof. For the avoidance of doubt, nothing in this Section 7.06 nor any other terms, conditions, limitations, provisions and restrictions (including, as applicable, time for asserting claims) set forth in this Agreement shall limit (nor are they intended to modify, restrict, limit or otherwise adversely affect) the rights of the Buyer, its Affiliates or any other insured under the R&W Policy. The Seller, on behalf of itself and its Affiliates, agrees that none of the Buyer, its Affiliates nor any other insured under the R&W Policy shall have any obligation to pursue any claim for any losses or liabilities under the R&W Policy, and nothing herein shall (x) require any such Person to commence any Action to recover proceeds under the R&W Policy nor (y) relieve any Person of any obligation hereunder. Notwithstanding anything to the contrary in this Agreement, (x) no Seller Protected Party shall be entitled to any insurance proceeds from coverage under the R&W Policy and (y) the Buyer and the Seller acknowledge and agree that obtaining the R&W Policy is not a condition to the Closing.
Section 7.07Intercompany Obligations. The Seller shall, and shall cause its Affiliates to, take such action, including making such payments as may be necessary, so that, prior to or concurrently with the Closing, each of the Acquired Companies, on the one hand, and the Seller and its Affiliates (other than the Acquired Companies), on the other hand, shall settle,

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discharge, offset, pay or repay in full all intercompany loans, notes and advances, regardless of their maturity, and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment.
Article VIII
ADDITIONAL AGREEMENTS
Section 8.01Access to Information. After the Closing, the Buyer shall, and shall cause its Affiliates (including the Acquired Companies) to, preserve, in accordance with and until such date as may be required by the Buyer’s, or its applicable Affiliates’ standard document retention policies (but for not less than seven years after the Closing Date or such later date as may be required by applicable Law), all pre-Closing Date books and records of the Acquired Companies and the Business possessed or controlled by such Person. During such period, upon any reasonable request from the Seller or any of its Affiliates, the Buyer or any of its Affiliates holding such books and records shall, upon reasonable advance written notice, (a) provide to the Seller or its Affiliates reasonable access to such books and records during normal business hours; provided that such access shall not unreasonably interfere with the conduct of the business of the Buyer or its Affiliates holding such books and records, and (b) permit the Seller or its Affiliates to make copies of such books and records, in each case, at no cost to the Seller or its Affiliates (other than for reasonable out-of-pocket expenses). Nothing herein shall require the Buyer or its Affiliates to disclose any information to the Seller or its Affiliates if such disclosure would jeopardize any attorney-client privilege, work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law, Governmental Order or any fiduciary duty (it being understood that the Buyer and its Affiliates shall (i) cooperate with any requests for, and use their reasonable best efforts to obtain, any waivers, and (ii) use their reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, that would enable otherwise required disclosure to the Seller or its Affiliates to occur without so jeopardizing privilege or contravening such applicable Law, Governmental Order or fiduciary duty or agreement) or require the Buyer or its Affiliates to disclose its Tax records (except for Tax records relating exclusively to the Acquired Companies). Such books and records may be requested under this Section 8.01 for any reasonable business purpose, including to the extent reasonably required in connection with accounting, litigation, financial reporting, securities disclosure, compliance with contractual obligations of the Seller or its Affiliates or other similar purpose. Notwithstanding the foregoing, upon the expiration of such retention period, any and all such books and records may be destroyed by the Buyer if the Buyer sends to the Seller written notice of its intent to destroy such books and records, specifying in reasonable detail the contents of the books and records to be destroyed; such books and records may then be destroyed after the 60th day following such notice unless the Seller notifies the Buyer that the Seller desires to obtain possession of such books and records, in which event the Buyer shall transfer the books and records to the Seller, and the Seller shall pay all reasonable out-of-pocket expenses of the Buyer in connection therewith.
Section 8.02Books and Records. On the Closing Date (and except as set forth in Section 8.02 of the Seller Disclosure Schedule), the Seller shall transfer, or cause to be transferred, to the Buyer or the applicable Company (a) all Books and Records of the Acquired Companies and (b) all original corporate records of the Acquired Companies relating to the legal existence, ownership and corporate governance of the Acquired Companies and all Permits of the Acquired Companies, in each case, that are not otherwise possessed or controlled by the Acquired Companies. Subject to Section 8.03(b), except as otherwise required by applicable Law, the Seller and its Affiliates shall have the right to retain copies of all Books and Records of the Acquired Companies and their respective business relating to periods ending on or prior to the Closing Date.
Section 8.03Confidentiality.
(a)The terms of the confidentiality agreement dated December 22, 2023, as amended on December 16, 2024 (the “Confidentiality Agreement”), between SiriusPoint Ltd. and Ambac Financial Group, Inc. are incorporated into this Agreement mutatis mutandis by

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reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If for any reason the transactions contemplated by the Transaction Agreements are not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms (disregarding, however, any provision contained therein that provides for termination thereof upon the execution of this Agreement).
(b)From and after the Closing, the Seller and its Affiliates shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to the Acquired Companies obtained prior to the Closing Date or obtained from the Buyer or its Affiliates pursuant to Section 8.01.
(c)From and after the Closing, the Buyer and its Affiliates (including the Acquired Companies) shall, and shall cause their respective Representatives to, maintain in confidence any written, oral or other information relating to or obtained from the Seller or any of its Affiliates prior to the Closing Date, other than information to the extent relating to the Acquired Companies.
(d)The requirements of Section 8.03(b) and Section 8.03(c) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Buyer, as a result of disclosure by the Seller, any of its Affiliates or any of their respective Representatives and (B) in the case of the Seller, as a result of disclosure by the Buyer, the Acquired Companies (after the Closing Date) or any of their respective Affiliates or Representatives, (ii) any such information is required or requested by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prompt prior notice has been given to the other Party (to the extent such prior notice is permitted to be given under applicable Law); provided that the disclosing Party, to the extent reasonably requested by the other Party, shall cooperate with such other Party in seeking an appropriate order or other remedy protecting such information from disclosure and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, (iii) any such information is necessary to be disclosed in connection with any Action; provided, that the disclosing Party shall promptly notify the other Party of such necessity and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, or (iv) any such information was or becomes available to such Party on a non-confidential basis and from a source (other than a Party to this Agreement or any Affiliate or Representative of such Party) that is not bound by a confidentiality agreement with respect to such information. Each of the Parties shall instruct its Affiliates and Representatives having access to such information of such confidentiality obligations.
Section 8.04Non-Solicitation; Non-Competition.
(a)Without the prior written consent of the Buyer, neither the Seller nor any of its Affiliates shall, whether directly or indirectly, for a period of 12 months following the Closing Date, solicit for employment, employ or contract for the services of any director, officer, senior manager or senior employee of any Acquired Company; provided, however, that nothing in this Section 8.04 shall prohibit the Seller or any of its Affiliates from soliciting, employing or contracting for the services of any Company Employee (i) whose employment has been terminated by the Buyer or any of its Affiliates following the Closing, (ii) who has otherwise ceased to be employed by the Buyer or any of its Affiliates, other than by termination of employment by the Buyer or any of its Affiliates, for a period of at least three months prior to the first contact by the Seller or its Affiliates with such Company Employee, (iii) who responds to a general, non-targeted advertisement for employment, (iv) who contacts the Seller or one of its Affiliates on his or her own initiative without any direct or indirect solicitation, (v) who responds to a non-targeted mailing based on a list provided by a third party who is not instructed to solicit Company Employees, (vi) who is identified by an employee search firm who is not directed by

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the Seller to solicit Company Employees or (vii) to the extent expressly required or permitted by any Transaction Agreement.
(b)Without the prior written consent of the Seller, for a period of 12 months following the Closing Date, none of the Buyer or any of its Affiliates shall, whether directly or indirectly, solicit for employment, employ or contract for the services of a director, officer, senior manager or senior employee of the Seller or any of its Affiliates other than a Continuing Employee; provided, however, that nothing in this Section 8.04(b) shall prohibit the Buyer or any of its Affiliates from soliciting, employing or contracting for the services of any such person (A) whose employment by or distribution relationship with the Seller or its Affiliate has been terminated by the Seller or any of its Affiliates following the Closing, (B) who has otherwise ceased to be employed by, or have a distribution relationship with, the Seller or any of its Affiliates, other than by termination of employment by the Seller or any of its Affiliates, for a period of at least three months prior to the first contact by any of the Buyer or any of its Affiliates with such person, (C) who responds to a general, non-targeted advertisement for employment, (D) who contacts the Buyer or one of its Affiliates on his or her own initiative without any direct or indirect solicitation, (E) who responds to a non-targeted mailing based on a list provided by a third party who is not instructed to solicit such persons, (F) who is identified by an employee search firm who is not directed by the Seller to solicit such persons or (G) to the extent expressly required or permitted by any Transaction Agreement.
(c)Without the prior written consent of the Buyer, for a period of five years following the Closing Date, the Seller shall not, and shall cause its Affiliates not to, (i) engage in the Restricted Business in the Territory; or (ii) have an ownership interest in any Person that engages in the Restricted Business in the Territory. Notwithstanding anything to the contrary set forth in this Section 8.04(c), and without implication that the following activities would otherwise be subject to the provisions of this Section 8.04(c), nothing in this Agreement shall prohibit or restrict Seller or any of its Affiliates from engaging, or require Seller to cause any of its Affiliates not to engage, in any manner in any of the following:
(i)after the Closing Date, acquiring, merging or combining with any business, Person or assets that would otherwise violate Section 8.04(c) (an “After-Acquired Business”) and following such acquisition, merger or combination, no activities of such After-Acquired Business, or of Seller or any of its Affiliates, relating to or in connection with the activities of such After-Acquired Business, shall be deemed to violate Section 8.04(c), so long as at the time of such acquisition, merger or combination, the gross written premium collected by Seller, directly or indirectly, from the Restricted Business by the After-Acquired Business constitutes less than 30% of the gross written premium collected by the After-Acquired Business during the 12-month period immediately preceding the closing date of such acquisition, merger or combination (it being understood that neither Seller nor such After-Acquired Business shall be permitted to market, promote, sell or underwrite products covered by the definition of Restricted Business after the closing of such acquisition, merger or combination (other than products of the type previously marketed, promoted, sold or underwritten by the After-Acquired Business and through the After-Acquired Business)); provided that:
(1)as soon as reasonably practicable after the consummation of such acquisition, merger or combination, the Seller provides to the Buyer a 90-day right of first offer (“ROFO”) during which period the Seller provides the Buyer with reasonable and timely access to appropriate due diligence information relating to the After-Acquired Business, and Buyer may elect by written notice to Seller (an

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“Election Notice”) that it wishes to acquire the portion of the After-Acquired Business that engages in the Restricted Business for a price not less than the fair market value thereof and otherwise on terms to be agreed by the Parties;
(2)if the Buyer timely delivers an Election Notice to the Seller, the Parties shall, during the 60-day period following the delivery of such Election Notice, negotiate in good faith to finalize transaction documentation with respect to the Buyer’s acquisition of the After-Acquired Business; and
(3)if the Buyer timely delivers an Election Notice to the Seller, then upon the date that is the earlier to occur of the expiration of the 90-day ROFO period and the Buyer declining in writing to acquire such business, the Seller shall, for a period not to exceed 24 months after such date, use its reasonable best efforts to sell, spinoff or otherwise divest itself of (or enter into an agreement to sell, spinoff or otherwise divest itself of), as soon as reasonably practicable, the portion of the After-Acquired Business that engages in the Restricted Business;
(ii)selling or otherwise transferring all or any portion of its assets or equity to, or entering into a merger of equals with, any Person (other than with the intent to circumvent the provisions of this Section 8.04(c)), whether or not such Person is engaged in the Restricted Business (it being understood that the restrictions on the Seller contained in this Section 8.04(c) shall not apply to the acquiring person or surviving entity, as the case may be, in such sale, transfer or merger);
(iii)purchasing or otherwise obtaining any third-party administrative services in the ordinary course of business from a Person engaged in a Restricted Business;
(iv)providing reinsurance to any Person engaging in the Restricted Business or providing administrative services in connection with a loss portfolio transfer for a third-party reinsurer as of the date hereof, or otherwise complying with the terms of such applicable reinsurance agreement and any other related contracts or agreements with such third-party reinsurer in effect as of the date hereof;
(v)making investments in the ordinary course of business, including in a general or separate account of an insurance company, in Persons engaging in the Restricted Business; provided that Seller and its Affiliates (1) do not have the right to designate a majority of the members of the board of directors or other governing body of such Person or otherwise have the direct or indirect right to control such Person, (2) are not participants in any group (as such term is used in Regulation 13D of the Exchange Act) with the intention or right to control such Person, and (3) own in the aggregate less than 7 and one half percent (7.5%) of the outstanding voting securities of such Person; and provided further, that the limitations set forth in clauses (1), (2) and (3) shall not apply with respect to the Seller’s investment in Player’s Health, Inc.; or

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(vi)offering or providing any travel insurance benefits products and/or services listed on Schedule 8.04(c)(vi) that are underwritten or offered by or through International Medical Group, Inc., an Indiana corporation, or any of its Affiliates.
(d)Each Party acknowledges and agrees that the covenants and undertakings contained in this Section 8.04 relate to matters which are of a special, unique, and extraordinary character and a breach or violation of any of the terms of this Section 8.04 will cause irreparable injury to the non-breaching Party, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at Law for any breach of this Section 8.04 will be inadequate. Therefore, a non-breaching Party will be entitled to seek a temporary and permanent injunction, restraining order, or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 8.04 without the necessity of proving actual damage or posting any bond. The rights and remedies provided by this Section 8.04 are cumulative and in addition to any other rights and remedies which a Party may have hereunder or at Law or in equity.
(e)The Seller acknowledges that the restrictions contained in this Section 8.04 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 8.04 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants set forth in this Section 8.04 and every provision hereof are intended to function as covenants and provisions separate from the remainder of this Agreement. The invalidity or unenforceability of any of the covenants and provisions of this Section 8.04 shall not affect the continued validity or enforceability of any other covenants and provisions in this Agreement, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 8.05Insurance. Effective at the time of the Closing, the Acquired Companies shall cease to be insured by any insurance policies of the Seller or any of its Affiliates (other than the Acquired Companies) and shall not have access to any such insurance policies.
Section 8.06Seller Names and Marks. Except as expressly provided herein, in no event shall the Buyer or any of its Affiliates have any right to use, nor shall the Buyer or any of its Affiliates use, the Trademarks of the Seller or its Affiliates (collectively, the “Seller Names and Marks”), or any other mark that is confusingly similar to any of the Seller Names and Marks, in any jurisdiction worldwide.
Section 8.07D&O Liabilities.
(a)From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, the Buyer shall, and shall cause its Affiliates to, maintain in full the indemnification obligations set forth in the applicable organizational documents of the Acquired Companies, as in effect immediately prior to the Closing with such changes as may be required under applicable Law, with respect to all past directors and officers of the Acquired Companies as well as all directors and officers of the Acquired Companies as of the Closing Date, in each case, for acts or omissions occurring on or prior to the Closing Date in their capacities as such, and to indemnify and hold harmless such Persons in accordance therewith. The Buyer, the Seller and any Person entitled to indemnification under this Section 8.07(a) shall cooperate in the defense of any litigation under this Section 8.07(a) and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

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(b)For the six-year period commencing immediately after the Closing, the Buyer shall cause the Acquired Companies to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Closing with respect to those persons who are currently (and any additional persons who at or prior to the Closing become) covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on terms with respect to such coverage, and in an amount, not less favorable to such individuals than those of such policies in effect on the date of this Agreement (or the Acquired Companies may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring prior to the Closing; provided that any substitution or replacement of existing policies shall not result in any gaps or lapses of coverage with respect to facts, events, acts or omissions occurring at or prior to the Closing).
(c)The provisions of this Section 8.07 are intended to be for the benefit of, and shall be enforceable by, past directors and officers of each of the Acquired Companies as well as all directors and officers of each of the Acquired Companies as of the Closing Date, his or her heirs and his or her representatives and, in addition to, and not in substitution for, and shall not impair any other rights to indemnification or contribution that any such Person may have by contract, under the applicable organizational documents of the applicable Company, under applicable Law, or otherwise.
Section 8.08Privilege Preservation. Recognizing that Paul Hastings LLP (“PH”) has acted as legal counsel to the Seller, the Acquired Companies and their Affiliates prior to the Closing, all communications involving attorney-client confidences between any of the Seller and its Affiliates (including the Acquired Companies) in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Seller and its Affiliates (and not the Acquired Companies). Accordingly, the Acquired Companies shall not have access to any such communications, or to the files of PH relating to such engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Seller and its Affiliates (and not the Acquired Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Acquired Companies shall be a holder thereof, (b) to the extent that files of PH in respect of such engagement constitute property of the client, only the Seller and its Affiliates (and not the Acquired Companies) shall hold such property rights, and (c) PH shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Companies by reason of any attorney-client relationship between PH and the Acquired Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Acquired Companies and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Acquired Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by PH to such third party; provided, however, that the Acquired Companies may not waive such privilege without the prior written consent of the Seller.
Section 8.09Further Action.
(a)The Seller and the Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by the Transaction Agreements, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, (iii) without limiting the foregoing, shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other Party to consummate the transactions contemplated by the Transaction Agreements to be met as soon as reasonably practicable, and (iv) shall cooperate in good faith to facilitate an orderly Closing and transition.

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(b)Each of the Seller and the Buyer shall keep each other reasonably apprised of the status of the matters relating to the completion of the transactions contemplated by the Transaction Agreements, including with respect to the satisfaction of the conditions set forth in Article XI hereof. From time to time following the Closing, the Seller and the Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be necessary or appropriate to make effective the transactions contemplated by the Transaction Agreements as may be reasonably requested by the other Party.
Section 8.10Seller’s Release. The Seller (on behalf of itself and its Affiliates other than the Acquired Companies) shall, and hereby does, effective as of the Closing, release, waive and forever discharge each Acquired Company and each of their respective directors, officers, employees and Affiliates from any and all actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at Law or in equity, either in contract or in tort, whether known or unknown, on account of, arising out of or relating to or resulting from any Material Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type whether known or unknown, in each case, which (a) relates to any of the Acquired Companies or the Business and (b) occurred, existed, was taken or expressly permitted prior to the Closing. Notwithstanding the foregoing, nothing in this Section 8.10 shall (i) release, waive or discharge any actions, suits, debts, liens, sums of money, accounts, judgments, claims and demands whatsoever, at Law or in equity, either in contract or in tort, whether known or unknown, under, on account of or arising out of this Agreement or any other Transaction Agreement or (ii) otherwise diminish the Seller’s rights under this Agreement or any other Transaction Agreement.
Section 8.11MGU Agreement; Administrative Services Agreement. Immediately after consummation of the Closing, (a) the Seller shall cause SAIC and the Buyer shall cause ArmadaCare to enter into the MGU Agreement and (b) the Seller shall cause SAIC and the Buyer shall cause Administrators to enter into the Administrative Services Agreement.
Section 8.12Other Covenants. The Seller hereby covenants and agrees that, from the date hereof until the Closing, it shall not, and shall cause its Affiliates not to, knowingly or intentionally take any action, or knowingly or intentionally fail to take any action, that would reasonably be expected to cause the financial position of the Acquired Companies (including amounts of Cash, Indebtedness, and Working Capital) as of the Subsequent Balance Sheets Date, to differ materially in an adverse respect, from the financial position of the Acquired Companies as of the Latest Balance Sheets Date, other than (i) actions taken in the ordinary course of business consistent with past practice (in each case, to the extent not prohibited by Section 7.01), (ii) actions expressly contemplated or permitted by this Agreement, or (iii) actions taken with the prior written consent of the Buyer, it being understood that nothing contained in this Section 8.12 shall prohibit the Acquired Companies, or require the Seller to cause the Acquired Companies to refrain, from taking any of the actions listed on Schedule 7.01, and no such action shall constitute a breach of this Section 8.12.
Section 8.13 Additional Matters.
(a)From and after the Closing, subject to the remaining subclauses of this Section 8.13, the Seller shall indemnify and hold harmless the Acquired Companies, the Buyer and its Affiliates (the “Indemnified Persons”) from and against any and all damages, losses, fines, liabilities and expenses (“Losses”) directly resulting from or arising out of the matters set forth in Section 5.09(a)(3) of the Seller Disclosure Schedule (the “Indemnified Matters”).
(b)Subject in all respects to Section 8.13(e), the indemnity provided for in Section 8.13(a) shall be the sole and exclusive remedy of the Indemnified Persons with respect to any and all claims relating to the Indemnified Matters under this Agreement, and (ii) the Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law,

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any and all rights, claims and causes of action (other than claims of, or causes of action arising from, Fraud, and any rights and remedies available to the Buyer and its Affiliates under the R&W Policy) it may have against the Seller or any of its Affiliates arising under or based upon this Agreement or certificate delivered in connection herewith in respect of the Indemnified Matters, except pursuant to the indemnification provisions set forth in Section 8.13(a).
(c)The Parties shall cooperate with each other with respect to resolving any Losses in respect of the Indemnified Matters, including by making commercially reasonable efforts to mitigate or resolve any such Losses; provided that in no event shall an Indemnified Person be required to commence any Action to recover (or be required to bring a claim for) any proceeds under the R&W Policy before seeking recovery from the Seller under this Section 8.13. In the event that Buyer shall fail to make such commercially reasonable efforts to mitigate or resolve any such Losses, then notwithstanding anything else to the contrary contained herein, the Seller shall not be required to indemnify any Indemnified Person for any such Losses that could reasonably be expected to have been avoided if the Buyer had made such efforts.
(d)Neither the Seller nor any of its Affiliates shall, in any event, be liable or otherwise responsible to the Buyer (or any of its Affiliates) for any indirect, special, consequential or punitive damages, or any loss of future revenue, income or profits of the Buyer (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof pursuant to the indemnification provisions set forth in Section 8.13(a), except to the extent actually awarded to a Governmental Authority or other third party in a Third Party Claim.
(e)For the avoidance of doubt, nothing in this Section 8.13 is intended to, and shall in no way, (i) limit, impede, nullify, or otherwise modify any of the survival periods contained in the R&W Policy or the ability to seek or exercise any remedy under the R&W Policy, nor shall any Person take any action (or inaction) which would reasonably be expected to result in any of the foregoing, nor (ii) limit, impede or nullify any claims to the extent made on the basis of or arising from Fraud.
Section 8.14Third Party Claim Procedures.
(a)In the event that any Action for which the Seller may have liability under Section 8.13(a) to an Indemnified Person is asserted against or sought to be collected from any Indemnified Person by a third party (a “Third Party Claim”), such Indemnified Person shall, as soon as reasonably practicable, but in no event more than 20 Business Days following such Indemnified Person’s receipt of a Third Party Claim, notify the Seller in writing of such Third Party Claim, and (i) to the extent then ascertainable describe the Indemnified Person’s good faith estimate of damages sought thereunder (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto, the basis for which indemnification is sought, and (ii) provide copies of the relevant documents evidencing such Third Party Claim (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall not relieve the Seller of its indemnification obligation under Section 8.13(a) with respect to such Third Party Claim, except to the extent that such failure has an actual prejudicial effect on the defenses or other rights available to the Seller with respect to such Third Party Claim. Thereafter, the Indemnified Person shall promptly deliver, as soon as reasonably practicable, to the Seller, following the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers and correspondence with Governmental Authorities) actually received by the Indemnified Person directly relating to the Third Party Claim. Except as otherwise provided herein, the Seller shall be entitled to assume the defense of any Third Party Claim. If the Seller wishes to assume such defense, it shall have 45 days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Person that it desires to defend the Indemnified Person against such Third Party Claim, unless the Indemnified Person has notified the Seller in the Claim Notice that it has

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determined in good faith that there is a reasonable probability that such Third Party Claim may result in injunctive or other nonmonetary relief against the Indemnified Person, in which case the Seller shall not have any rights to defend the Indemnified Person against such Third Party Claim.
(b)In the event that the Seller notifies the Indemnified Person within the Notice Period that it wishes to assume the defense of a Third Party Claim in accordance with the provisions of Section 8.14(a), the Seller shall have the right to defend the Indemnified Person by appropriate proceedings and shall have the power to direct and control such defense, at its sole cost and expense, with counsel reasonably satisfactory to the Indemnified Person, subject to the other limitations set forth in this Section 8.14. Once the Seller has duly assumed the defense of a Third Party Claim, the Indemnified Person shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its own choosing. The Indemnified Person shall participate in any such defense at its expense; provided, however, that if the Seller and the Indemnified Person are both named parties to the proceedings and the Indemnified Person shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Seller shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person reasonably determines counsel is required. The Seller shall not, without the prior written consent of the Indemnified Person, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that (i) would or would reasonably be expected to result in (A) injunctive or other nonmonetary relief against the Indemnified Person or any of its Affiliates, including the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Person or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Person or any of its Affiliates or (C) any monetary liability of the Indemnified Person that will not be promptly paid or reimbursed by the Seller, (ii) relates to any matter for which the Buyer, its Affiliates or any other insured has sought or intends to seek a claim under the R&W Policy or (iii) provides solely for monetary damages that are paid in full by the insurer(s) under the R&W Policy. Whether or not the Seller assumes the defense of a Third Party Claim, the Indemnified Person shall not, without the prior written consent of the Seller (which consent shall not be unreasonably delayed, withheld or conditioned), settle, compromise or offer to settle or compromise any Third Party Claim.
(c)If the Seller (i) elects not to defend the Indemnified Person against a Third Party Claim, whether by not giving the Indemnified Person timely notice of its desire to so defend or otherwise, or (ii) is not entitled to defend the Third Party Claim pursuant to Section 8.14(a), the Indemnified Person shall have the right, but not the obligation, to assume its own defense and the Seller shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense.
(d)The Indemnified Person and the Seller shall cooperate in good faith in order to ensure the proper and adequate defense of a Third Party Claim, including by providing reasonable access to each other’s relevant business records and other documents, and employees. The Seller shall keep the Indemnified Person reasonably apprised of any significant developments relating to any Third Party Claim of which the Seller has assumed the defense, including any proposed compromise, settlement or appeal with respect thereto.
(e)The Indemnified Person and the Seller shall use their reasonable best efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

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(f)For the avoidance of doubt, nothing in this Section 8.14 is intended to, and shall in no way, (i) limit, impede, nullify, or otherwise modify any (x) of the survival periods contained in the R&W Policy or the ability to seek or exercise any remedy under the R&W Policy, nor shall any Person take any action (or inaction) which could reasonably be expected to result in any of the foregoing, nor (ii) limit, impede or nullify any claims to the extent made on the basis of or arising from Fraud.
Article IX
EMPLOYEE MATTERS
Section 9.01Continuing Employees. Each Company Employee whose employment with any Acquired Company automatically transfers as a result of such Company Employee being employed by an Acquired Company as of immediately prior to the Closing shall hereinafter be referred to as a “Continuing Employee.” Notwithstanding any contrary provision of this Agreement, the Buyer and its Affiliates shall be, and neither the Seller nor any of its respective Affiliates (other than the Acquired Companies) shall be, responsible or liable for any Liabilities with respect to employment-related claims accrued on or after the Closing by Continuing Employees, including any claims made by any Continuing Employee for severance or similar payments arising out of or in connection with Buyer’s or its Affiliates employment of, or termination of employment of, any Continuing Employee.
Section 9.02Compensation and Benefit Continuation; Incentive Plans.
(a)For a period of 12 months from and after the Closing Date (the “Covered Period”), the Buyer shall provide each Continuing Employee with: (i) base salary or wage rates or hourly rates of pay, as applicable, and a target annual bonus opportunity that is, in each case, not less than those in effect for such Continuing Employee immediately prior to the Closing; and (ii) other compensation (including long-term incentive compensation) and employee benefits that are no less favorable than (and otherwise on the same terms and conditions as) the compensation and employee benefits in effect for such Continuing Employee immediately prior to the Closing.
(b)Effective as of immediately prior to the Closing, Seller shall take all actions necessary to cause all long-term incentive plans and annual incentive plans in which the Continuing Employees participate to be terminated with respect to participation by employees of the Acquired Companies (but, with respect to Continuing Employees, subject to a continuing right to receive payment as provided in the next sentence), and Seller shall provide Buyer with evidence of the termination of such long-term incentive plans, in form and substance reasonably satisfactory to Buyer. Buyer shall cause the Estimated LTIP Amounts and Estimated STIP Amounts set forth on Schedule 9.02 to be paid to the Continuing Employees not later than the first regularly scheduled payroll date occurring more than four Business Days following the Closing, with payment subject to (i) applicable taxes and withholdings and (ii) the execution of an acknowledgement and release of claims in favor of Seller, Buyer and the Acquired Companies, in the forms attached hereto as Exhibit D-1 and Exhibit D-2, as applicable. Seller shall inform Buyer of final LTIP Amounts and final STIP Amounts as soon as practicable after such amounts are determined, and shall deliver to the Company, in accordance with payment instructions provided by Buyer, a cash amount equal to the aggregate amount of the Continuing Employees’ final LTIP Amounts and final STIP Amounts in excess of the Estimated LTIP Amounts and Estimated STIP Amounts, including the employer’s share of any payroll, unemployment and/or employment Taxes attributable to such excess amounts (such aggregate amount, the “LTIP and STIP Adjustment Amount”), as soon as practicable after such amounts are determined and, in any event, no later than March 10, 2026. For each Continuing Employee who executed the required acknowledgement and release referred to above, the Buyer shall cause the Company to cause the applicable portion of the LTIP and STIP Adjustment Amount, if any, to be paid to such Continuing Employee no later than the first regularly scheduled payroll date occurring at least four Business Days following receipt of the LTIP and STIP Adjustment Amount, with payment subject to applicable taxes and withholding. Seller shall remain solely

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responsible for the payment of any STIP Amounts and LTIP Amounts that are payable to any participants in such annual or long-term incentive plans who are not Continuing Employees.
(c)The Buyer shall cause the Company to honor and assume the terms and obligations of the Transaction Bonus Agreements following the Closing. In the event that any Continuing Employee forfeits any portion of his or her Transaction Bonus Amount pursuant to the terms of the Transaction Bonus Agreements, Buyer shall deliver to Seller a cash amount equal to such forfeited Transaction Bonus Amount(s) plus the Employer TB Taxes in respect of such amounts within 30 days following the final vesting date set forth in the Transaction Bonus Agreements, in accordance with payment instructions provided by Seller.
Section 9.03Severance Obligations. Without limiting the generality of the foregoing, the Buyer shall provide severance pay and termination benefits to any Continuing Employee to whom notice of termination of employment without cause is provided during the Covered Period on terms and in amounts no less favorable, in the aggregate, than the greater of (i) those applicable to such Continuing Employee immediately prior to the Closing, and (ii) those applicable to employees of the Buyer and its Affiliates under the applicable plan, program or policy that the Buyer makes available to similarly situated employees (and, for this purpose, including all post-Closing service in the severance formula thereunder), including pursuant to the plans and agreements set forth on Section 9.03 of the Seller Disclosure Schedule.
Section 9.04Credit for Service; Preexisting Conditions; Exclusions and Waiting Periods. On and after the Closing Date, the Buyer shall provide to each Continuing Employee under each Employee Benefit Plan sponsored, maintained or contributed to by the Buyer or any Affiliate of the Buyer and in which such Continuing Employee commences to participate after Closing (collectively, the “Buyer Benefit Plans”) credit for purposes of eligibility to participate, vesting and benefit accrual (including any welfare plan, retirement plan, vacation program or severance program but not for purposes of determining benefit accruals under a defined benefit plan) for full and partial years of service with the Seller or any of its respective Affiliates (including the Acquired Companies and any of their predecessors) performed at any time prior to the Closing to the extent such service was taken into account under the analogous Employee Benefit Plan, program or arrangement in which the Continuing Employee participated immediately prior to the Closing; provided that no such prior service shall be taken into account to the extent it would result in the duplication of benefits. In addition, the Buyer and its Affiliates shall use commercially reasonable efforts to: (i) waive or cause to be waived all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees and their eligible dependents under any Buyer Benefit Plans in which Continuing Employees commence to participate after Closing, other than limitations or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied as of the date of commencement of participation; and (ii) provide each Continuing Employee with credit for any co-payments, deductibles and other out-of-pocket expenditures paid prior to the Closing (to the same extent such credit was given under the analogous Employee Benefit Plan immediately prior to the Closing) for purposes of satisfying any applicable deductible, co-insurance, out-of-pocket or similar expense requirements under the analogous Buyer Benefit Plan, provided that, prior to or promptly following the Closing, the Seller shall have provided adequate data concerning the payments to Buyer in a format reasonably requested by the Buyer.
Section 9.05Certain Employee Benefit Plan Matters. Except as otherwise specifically provided in this Section 9.05 or to the extent required by applicable Law, effective as of the Closing Date, the Continuing Employees shall cease all active participation in and accrual of benefits under the Seller Benefit Plans, and the Acquired Companies shall cease all participation under the Seller Benefit Plans. From and after the Closing Date, the Seller shall retain all Liabilities under the Seller Benefit Plans with respect to both current and former Company Employees who had been employed by the Seller or any of its respective Affiliates

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(including the Acquired Companies and any of their predecessors) and their eligible dependents and beneficiaries.
Section 9.06COBRA. Notwithstanding any contrary provision of this Agreement, the Buyer and its Affiliates shall be, and neither the Seller nor any of its respective Affiliates (other than the Acquired Companies) shall be, responsible and liable for providing, or continuing to provide, healthcare continuation coverage as required under COBRA with respect to any Continuing Employee (or dependent or qualifying beneficiary thereof) who experiences a COBRA “qualifying event” on or after the Closing Date.
Section 9.07WARN. If a plant closing or a mass layoff occurs or is deemed to occur with respect to the Acquired Companies at any time after the Closing, the Buyer shall be solely responsible for providing all notices required under the Worker Adjustment and Retraining Notification Act or any similar state Laws and for taking all remedial measures, including the payment of all amounts, penalties, Liabilities, costs and expenses if such notices are not provided, and neither the Seller nor any of its Affiliates shall have any Liabilities in respect of such action.
Section 9.08Employee Communications. The Parties shall coordinate with each other prior to the Closing Date as to the form and content of any communication from the Buyer or any of its Affiliates to the Company Employees. Buyer and its Affiliates shall not disseminate any such communication without the prior approval of the Seller, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Buyer or its Affiliates from making any and all public disclosures legally required to comply with any applicable Laws; provided, that Buyer shall provide Seller with advance notice as to the form and content of any such disclosures.
Section 9.09No Modification; No Third Party Beneficiaries. The provisions of this Article IX are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to (i) amend or modify any Employee Benefit Plan or other compensation and benefits plans maintained for or provided to Company Employees or any other Persons prior to or following the Closing, or (ii) confer upon or give to any Person (including, for the avoidance of doubt, any Company Employee or any current or former employees, officers, directors or independent contractors of the Acquired Companies), other than the Parties, any legal or equitable or other rights or remedies with respect to the matters provided for in this Article IX under or by reason of any provision of this Agreement.
Article X
TAX MATTERS
Section 10.01Tax Returns. The Seller shall be responsible for preparing and timely filing all Tax Returns of or with respect to the Acquired Companies that are Flow-Through Tax Returns for Pre-Closing Tax Periods. The Buyer shall be responsible for preparing and filing all other Tax Returns of the Acquired Companies for Pre-Closing Tax Periods that are due after the Closing Date.
Section 10.02Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) incurred in connection with the purchase and sale of the Purchased Interests as contemplated by this Agreement shall be paid by the Buyer when due. The Party required by Law will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.
Section 10.03Tax Contests. Each Party shall notify the other Party within 15 Business Days after receipt of written notice of any pending (or threatened) federal, state, local or foreign Tax audit, Action or examination of or with respect to the Acquired Companies that relates to a Pre-Closing Tax Period. The Seller shall control any audit or examination relating to a Flow-Through Tax Return of an Acquired Company for any Pre-Closing Tax Period; provided, however, the Seller shall keep the Buyer reasonably informed with respect to the status of any such Tax audit, Action or examination, including any settlement or resolution thereof by Law.

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Section 10.04Cooperation. The Buyer and the Seller shall (and shall cause their respective Affiliates to) provide the other Party and its Affiliates with such reasonable assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit, Action or other examination by any Tax Authority or any judicial or administrative proceeding relating to Taxes of or with respect to any Acquired Company for any Pre-Closing Tax Period, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.
Section 10.05Tax Sharing Agreements. Notwithstanding anything to the contrary contained herein, the Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate all Tax sharing agreements and similar agreements between the Acquired Companies, on the one hand, and the Seller or any Affiliate of the Seller (other than the Acquired Companies), on the other hand, and neither the Seller and its Affiliates (excluding the Acquired Companies), on one hand, or the Acquired Companies, on the other hand, shall have any continuing obligation to the other under such agreements after the Closing.
Section 10.06Withholding. Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person any applicable Taxes that Buyer or such other Person reasonably determines in good faith that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Law; provided, that, other than with respect to amounts treated as compensation for services or as a result of Seller’s failure to deliver a valid Internal Revenue Service W-9 to Buyer at or prior to Closing, Buyer or such other Person shall provide Seller with reasonable notice prior to withholding any amounts pursuant to this Section 10.06, and shall cooperate in good faith with Seller in its attempts to minimize any such withheld amounts. To the extent that amounts are so withheld and are timely paid over to the applicable Tax Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 10.07Intended Tax Treatment; Purchase Price Allocations. The Parties intend and agree that, for U.S. federal and applicable state income Tax purposes, the purchase and sale of the Purchased Interests as contemplated by this Agreement shall be treated as the purchase and sale of all of the assets, subject the liabilities, of the Acquired Companies. The Parties shall file, and cause their Affiliates to file, all income Tax Returns consistent with such intended Tax treatment. Schedule 10.07 sets forth the methodology agreed to by the Parties to allocate the Final Purchase Price (and any other items constituting consideration for U.S. federal income Tax purposes) among the assets of the Acquired Companies (the “Allocation Methodology Schedule”). Within sixty (60) days after the Adjustment Date, Buyer shall deliver a draft allocation of the Final Purchase Price (and any other items constituting consideration for U.S. federal income Tax purposes) among the assets of the Acquired Companies in accordance with the Allocation Methodology Schedule (the “Draft Allocation”). If Seller objects to any item on such Draft Allocation because it is not in accordance with the Allocation Methodology Schedule, Seller shall notify Buyer in writing within thirty (30) days after receipt of the Draft Allocation. Seller and Buyer shall negotiate in good faith to resolve any such timely objection. If Seller timely objects and Seller and Buyer reach an agreement with respect to the Draft Allocation or if Seller does not timely object to the Draft Allocation, the Draft Allocation, as revised, if applicable, shall be referred to as (the “Final Allocation”).  Seller and Buyer shall, and shall cause their respective Affiliates to, report for income Tax purposes consistently with the Final Allocation; provided, however, that if Seller timely objects and Seller and Buyer cannot mutually agree on the Draft Allocation within thirty (30) days following the provision of comments or objections by Seller, such dispute will be referred to and resolved by a nationally recognized independent accounting firm that is mutually agreed to by the Buyer and the Seller (the “Independent Accountant”), the cost of which will be borne by the Buyer, on the one hand, and the Seller, on the other, and Seller and Buyer agree to report for income Tax purposes consistently with the Independent Accountant’s decision. The Seller and the Buyer agree to

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promptly inform one another of any challenge by any Tax Authority to the Final Allocation, if any.
Section 10.08Post-Closing Actions. Without the prior consent of the Seller (not to be unreasonably withheld, conditioned or delayed), the Buyer shall not, and shall not permit any of its Affiliates (including, after the Closing for the avoidance of doubt, the Acquired Companies), except as required by applicable Law, to (i) make any income Tax election for any Acquired Company effective on or before the Closing Date, (ii) file, re-file, supplement or amend any income Tax Return of any Acquired Company for any Pre-Closing Tax Period that would impact the income Tax liability of the Seller (or its Affiliates), or (iii) voluntarily approach any Tax Authority regarding any income Taxes or income Tax Returns of any Acquired Company that were originally due on or before the Closing Date.
Section 10.09Straddle Period Taxes. For purposes of this Agreement, if and to the extent that it is necessary to allocate Taxes for a Straddle Period between a Pre-Closing Tax Period and a Post-Closing Tax Period, the allocation shall be made as follows: (a) Taxes that are based upon or related to income, sales or receipts or that are imposed on a transactional basis shall be allocated based on a closing of the books method as of the end of the Closing Date; and (b) Taxes imposed on a periodic basis shall be allocated by prorating each such Tax on a daily basis.
Article XI
CONDITIONS TO CLOSING AND RELATED MATTERS
Section 11.01Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Seller, at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties; Covenants. (i) The Buyer Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made on the Closing Date, (ii) the other representations and warranties of the Buyer contained in Article VI shall be true and correct (without giving effect to any limitations as to materiality or Buyer Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Buyer Material Adverse Effect, (iii) the covenants contained in this Agreement to be complied with by the Buyer at or before the Closing shall have been complied with in all material respects, and (iv) the Seller shall have received a certificate of the Buyer dated as of the Closing Date to such effect signed by a duly authorized executive officer of the Buyer.
(b)Approvals of Governmental Authorities. All Governmental Approvals listed on Schedule 11.01(b) shall have been obtained (or any waiting period shall have expired or shall have been terminated).
(c)No Governmental Order. There shall be no Governmental Order in existence that prohibits the consummation of the transactions contemplated by this Agreement.
Section 11.02Conditions to Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Buyer, at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties; Covenants. (i) The Seller Fundamental Representations (other than those contained in Section 5.02) shall be true and correct in all respects, and the Seller Fundamental Representations contained in Section 5.02 shall be true and correct in all but de minimis respects, in each case, as of the date hereof and as of the Closing Date as if made on the Closing Date, (ii) the other representations and warranties of the Seller contained in Article IV and Article V shall be true and correct (without giving effect to any

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limitations as to materiality or Company Material Adverse Effect set forth therein, other than any use of the defined term “Material Contract”) as of the date hereof and as of the Closing Date as if made on the Closing Date (other than any representation or warranty expressly made as of another date, which representation or warranty shall have been true and correct as of such date), except where the failure of such representations and warranties, individually or in the aggregate, to be true and correct has not had a Company Material Adverse Effect, (iii) the covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects, (iv) no Company Material Adverse Effect shall have occurred and be occurring as of the Closing Date, and (v) the Buyer shall have received a certificate of the Seller dated as of the Closing Date to such effect signed by a duly authorized executive officer of the Seller.
(b)Approvals of Governmental Authorities. All Governmental Approvals listed on Schedule 11.02(b) shall have been obtained (or any waiting period shall have expired or shall have been terminated).
(c)No Governmental Order. There shall be no Governmental Order in existence that prohibits the consummation of the transactions contemplated by this Agreement.
Section 11.03Frustration of Closing Condition. Neither the Seller nor the Buyer may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations set forth in this Agreement.
Article XII
TERMINATION AND WAIVER
Section 12.01Termination. This Agreement may be terminated prior to the Closing:
(a)by the mutual written consent of the Seller and the Buyer;
(b)by either the Seller or the Buyer if the Closing shall not have occurred prior to the first Business Day of the month following the date on which the four-month anniversary of this Agreement occurs (the “Outside Date”) or such later date as the Parties may mutually agree; provided that the right to terminate this Agreement under this Section 12.01(b) shall not be available to any Party whose failure to take any action required to fulfill any of such Party’s obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;
(c)by either the Seller or the Buyer in the event of the issuance of a final, nonappealable Governmental Order prohibiting the consummation of the transactions contemplated by this Agreement;
(d)by the Buyer in the event of a breach by the Seller of any of its covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 11.02(a) not being satisfied, and such breach is either not capable of being cured prior to the Outside Date or, if curable, the Seller shall have failed to cure such breach within 60 days after receipt of written notice thereof from the Buyer requesting such breach to be cured; provided, however, that the Buyer may not terminate this Agreement pursuant to this Section 12.01(d) at any time during which the Buyer is in breach of this Agreement such that the Seller has the right to terminate this Agreement pursuant to Section 12.01(e);
(e)by the Seller in the event of a breach by the Buyer of any of the Buyer’s covenants, representations or warranties contained herein that would result in the conditions to Closing set forth in Section 11.01(a) not being satisfied, and such breach is either not capable of

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being cured prior to the Outside Date or, if curable, the Buyer shall have failed to cure such breach within 60 days after receipt of written notice thereof from the Seller requesting such breach to be cured; provided, however, that the Seller may not terminate this Agreement pursuant to this Section 12.01(e) at any time during which the Seller is in breach of this Agreement such that the Buyer has the right to terminate this Agreement pursuant to Section 12.01(d).
Section 12.02Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 12.01 shall give written notice of such termination to the other Party.
Section 12.03Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.01, this Agreement shall thereafter become void and there shall be no liability on the part of any Party to this Agreement, except as set forth in Section 8.03 and this Article XII; provided that nothing in this Section 12.03 shall relieve the Seller or the Buyer from liability for any Fraud or Willful Breach of this Agreement. The provisions of Section 1.01, Section 8.03(a), this Section 12.03 and Article IV shall survive any termination hereof pursuant to Section 12.01. The Seller or the Buyer may petition a court to award damages in connection with any breach by the other Party of the terms and conditions set forth in this Agreement. The Acquired Companies may, additionally, enforce such award and accept damages for such breach. No termination of this Agreement shall affect the obligations contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. The terms of the Confidentiality Agreement shall continue to survive any termination of this Agreement.
Article XIII
SURVIVAL
Section 13.01Non-Survival of Representations and Warranties; Survival of Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants or agreements contained herein that by their terms apply to or are to be performed in whole or in part after the Closing, (b) Article XV, and (c) any claims for breach of any representation or warranty to the extent made on the basis of Fraud. For the avoidance of doubt, nothing in this Agreement, including this Section 13.01, is intended to, and shall in no way, limit, impede, nullify, or otherwise modify any of the survival periods contained in the R&W Policy.
Article XIV
GUARANTIES
Section 14.01Seller Parent Guaranty. Seller Parent hereby fully, irrevocably and unconditionally guarantees to the Buyer the full, complete and timely compliance with and performance of all agreements, covenants and obligations of the Seller from time to time under this Agreement (the “Seller Obligations” and, collectively, the “Seller Guaranty”). The Seller Obligations shall include the Seller’s obligation to satisfy all payment and performance obligations of the Seller arising in connection with this Agreement, in each case, when and to the extent that any of the same shall become due and payable or performance of or compliance with any of the same shall be required. Seller Parent hereby acknowledges and agrees that the Seller Guaranty constitutes an absolute, present, primary, continuing and unconditional guaranty of performance, compliance and payment by the Seller of the Seller Obligations when due under this Agreement, and not of collection only, and is in no way conditioned or contingent upon any attempt to enforce such performance, compliance or payment by a guaranteed party upon any other condition or contingency. Seller Parent hereby waives any right to require a proceeding first against the Seller. The Seller Obligations shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment or performance in

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full of the Seller Obligations) and shall not be subject to (a) any discharge of the Seller from any of the Seller Obligations in a bankruptcy or similar proceeding (except by indefeasible payment or performance in full of the Seller Obligations) or (b) any other circumstance whatsoever which constitutes, or might be construed to constitute, an equitable or legal discharge of Seller Parent as guarantor under this Section 14.01. Notwithstanding the provisions of this Section 14.01, Seller Parent shall have the rights, remedies and legal or equitable defenses that are available to the Seller under the terms of this Agreement or applicable Law with respect to the Seller Obligations.
Section 14.02Buyer Parent Guaranty. Buyer Parent hereby fully, irrevocably and unconditionally guarantees to the Seller the full, complete and timely compliance with and performance of all agreements, covenants and obligations of the Buyer from time to time under this Agreement (the “Buyer Obligations” and, collectively, the “Buyer Guaranty”). The Buyer Obligations shall include the Buyer’s obligation to satisfy all payment and performance obligations of the Buyer arising in connection with this Agreement, in each case, when and to the extent that any of the same shall become due and payable or performance of or compliance with any of the same shall be required. Buyer Parent hereby acknowledges and agrees that the Buyer Guaranty constitutes an absolute, present, primary, continuing and unconditional guaranty of performance, compliance and payment by the Buyer of the Buyer Obligations when due under this Agreement, and not of collection only, and is in no way conditioned or contingent upon any attempt to enforce such performance, compliance or payment by a guaranteed party upon any other condition or contingency. Buyer Parent hereby waives any right to require a proceeding first against the Buyer. The Buyer Obligations shall not be subject to any reduction, limitation, impairment or termination for any reason (other than by indefeasible payment or performance in full of the Buyer Obligations) and shall not be subject to (a) any discharge of the Buyer from any of the Buyer Obligations in a bankruptcy or similar proceeding (except by indefeasible payment or performance in full of the Buyer Obligations) or (b) any other circumstance whatsoever which constitutes, or might be construed to constitute, an equitable or legal discharge of Buyer Parent as guarantor under this Section 14.02. Notwithstanding the provisions of this Section 14.02, Buyer Parent shall have the rights, remedies and legal or equitable defenses that are available to the Buyer under the terms of this Agreement or applicable Law with respect to the Buyer Obligations.
Article XV
GENERAL PROVISIONS
Section 15.01Expenses. Except as may be otherwise specified in this Agreement all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 15.02Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 15.02):
(a)if to the Seller or Seller Parent:
Sirius Acquisitions Holding Company
285 Fulton Street, Suite 47J
One World Trade Center

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New York, New York 10007
Attention:    Linda Lin, Legal Department
Tel:    (212) 312-0200
E-mail:    Linda.Lin@SiriusPt.com
    LegalDepartment@SiriusPt.com

with a copy (which shall not constitute notice) to:
Paul Hastings LLP
200 Park Avenue
New York, New York 10016
Attention:    Kirk Lipsey
    Chad Vance
Tel:    (212) 318-6081
    (312) 499-6020
E-mail:    kirklipsey@paulhastings.com
    chadvance@paulhastings.com
(b)if to the Buyer or Buyer Parent:
c/o Ambac Financial Group, Inc.
One World Trade Center
New York, NY 10007
Attention:    General Counsel
Tel:    (212) 208-3128
E-mail:    SKsenak@ambac.com; Legalnotices@ambac.com
with a copy (which shall not constitute notice) to:
Norton Rose Fulbright US LLP
7676 Forsyth Blvd, Suite 2230
St. Louis, Missouri 63105
Attention:    Kevin Fischer
    Michael Schwartz
Tel:    (314) 505-8802
    (314) 505-8803
E-mail:    kevin.fischer@nortonrosefulbright.com
    michael.schwartz@nortonrosefulbright.com
Section 15.03Public Announcements. No Party or any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of the Transaction Agreements or the transactions contemplated thereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the Party required to publish such press release or public announcement shall allow the other Party a

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reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, neither of the Parties, nor any of their respective Affiliates or Representatives, shall make any public disclosure concerning plans or intentions relating to the customers, agents, or employees of, or other Persons with significant business relationships with, the Acquired Companies without first obtaining the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 15.04Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by the Transaction Agreements are not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by the Transaction Agreements be consummated as originally contemplated to the greatest extent possible.
Section 15.05Entire Agreement. This Agreement (including all exhibits and schedules hereto), the Confidentiality Agreement (to the extent not in conflict with this Agreement) and the other Transaction Agreements constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Seller and/or its Affiliates, on the one hand, and the Buyer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.
Section 15.06Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Parties; provided, however, that Buyer shall be entitled to collaterally assign or delegate this Agreement or all or any part of its rights or obligations hereunder for collateral security purposes to any lender providing financing to Buyer. Any attempted assignment in violation of this Section 15.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.
Section 15.07No Third Party Beneficiaries. Except as provided in Section 7.06 with respect to the Seller Protected Parties and Section 8.07 with respect to the directors and officers of the Acquired Companies, and Section 15.08 and Section 15.15 with respect to the Debt Financing Sources, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 15.08Amendment. Subject to Section 15.15(f), no provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.
Section 15.09Schedules. Any disclosure set forth in the Seller Disclosure Schedule, with respect to any Section of this Agreement shall be deemed to be disclosed for purposes of other Sections of this Agreement to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would, on its face, be reasonably apparent to a reader of such disclosure. Matters reflected in any Section of the Seller Disclosure Schedule are not necessarily limited to matters required by this Agreement to be so reflected. No reference or disclosure of any item or other matter in the Seller Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

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Section 15.10Submission to Jurisdiction.
(a)Each of the Seller and the Buyer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.
(b)Any such Action may and shall be brought in such courts and each of the Seller and the Buyer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(c)Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 15.02.
(d)Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
Section 15.11Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement, shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.
Section 15.12Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
Section 15.13Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 15.10(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled at law or in equity. Each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.
Section 15.14Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter

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to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 15.15Financing Provisions. Notwithstanding anything in this Agreement to the contrary, Seller, on behalf of itself and the Acquired Companies, hereby:
(a)agrees that any legal action or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Source Parties, arising out of or relating to, this Agreement or the Financing shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party irrevocably submits itself and its property with respect to any such legal action or proceeding to the exclusive jurisdiction of such court;
(b)agrees not to bring or support or permit any of their Subsidiaries and each of their controlled Affiliates to bring or support any legal action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source Party in any way arising out of or relating to, this Agreement or the Financing or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;
(c)agrees that any such legal action or proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except (x) as otherwise provided in any agreement relating to the Financing or (y) the interpretation of the provisions of this Agreement and the other Transaction Agreements, and all issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the other Transaction Agreements shall be determined in accordance with Section 15.11, in the case of this Agreement, and the corresponding governing law provisions of any other Transaction Agreement;
(d)knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any such legal action or proceeding brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement or the Financing;
(e)agrees that none of the Debt Financing Sources shall have any liability to Sellers or any of their Subsidiaries or any of their respective controlled Affiliates or Representatives relating to or arising out of this Agreement or the Financing, in tort or otherwise; and
(f)agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 15.15, and that this Section 15.15 and the definitions of Debt Financing Sources and Debt Financing Source Parties (and any definitions set forth in, or other provisions of, this Agreement to the extent an amendment, waiver or modification thereof would affect in any material respect the substance of any of the foregoing) may not be amended, waived or modified in a manner adverse to the Debt Financing Source Parties without the prior written consent of such Debt Financing Source (or, in the case of a Debt Financing Source Party, its related Debt Financing Source) (and any such amendment, waiver or modification without such prior written consent shall be null and void).
(g)Notwithstanding the foregoing, nothing in this Section 15.15 shall in any way limit or modify the rights and obligations of Buyer or any of its controlled Affiliates or Representatives under this Agreement.
Section 15.16Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the

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context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (h) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (i) unless the context otherwise requires, the words “hereof” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (j) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (k) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (l) any statement that a document has been “delivered,” “provided” or “made available” to the Buyer means that such document has been uploaded to the Data Room not later than two Business Days prior to the date of this Agreement; (m) any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (n) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (o) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (p) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.
Section 15.17Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 15.18Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 15.19Conflict Between Transaction Agreements. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement will govern and control.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.
SIRIUS ACQUISITIONS HOLDING COMPANY
By /s/ Scott Egan
Name: Scott Egan
Title: Chief Executive Officer
SIRIUS RE HOLDINGS, INC.
(solely for purposes of Article I, Section 14.01 and Article XV herein)

By /s/ Scott Egan
Name: Scott Egan
Title: Chief Executive Officer
[Signature Page to MIPA]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

CIRRATA VI, LLC
By /s/ Claude LeBlanc
Name: Claude LeBlanc
Title: Chief Executive Officer

AMBAC FINANCIAL GROUP, INC.
(solely for purposes of Article I, Section 14.02 and Article XV herein)
By /s/ Claude LeBlanc
Name: Claude LeBlanc
Title: President and Chief Executive Officer

[Signature Page to MIPA]

Exhibit A
Working Capital
Illustrative Calculation

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Exhibit B
Form of Assignment of Membership Interests

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Exhibit C-1
Form of MGU Agreement

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Exhibit C-2
Form of Administrative Services Agreement

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Exhibit D-1
Form of LTIP/STIP Acknowledgement

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Exhibit D-2
Form of STIP-Only Acknowledgement

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Exhibit E
Form of Workday Side Letter

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Schedule 1.01(a)
Seller Knowledge Persons

Thomas Leonardo (Global Head of Accident & Health, SiriusPoint Ltd.)
Evan Cabat (CAO, SiriusPoint Ltd.)
Russel Hugh (Senior Accident & Health Underwriter, SiriusPoint Ltd.)
Ed Walker (CEO, Acquired Companies)
Joe Noone (CFO, Acquired Companies)
Susan Bohn (HR Director, Acquired Companies)

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Schedule 1.01(b)
Buyer Knowledge Persons

David Trick (CFO, Buyer Parent)
Naveen Anand (President, Cirrata Group )
David Webb (Managing Director, Cirrata Group )

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Schedule 1.02(a)
Seller Permitted Liens

None.

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Schedule 1.02(b)
Buyer Permitted Liens
None.

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Schedule 1.03
Policy Form Numbers
GROUP LIMITED BENEFIT AND SUPPLEMENTAL MEDICAL EXPENSE INSURANCE COVERAGE
Base Form Number SASM 1000
GROUP LIMITED BENEFIT AND SUPPLEMENTAL MEDICAL EXPENSE INSURANCE COVERAGE
(Contributory)
Base Form Number SASM 1000-C
GROUP LIMITED BENEFIT AND FIXED INDEMNITY INSURANCE COVERAGE
Base Form Number SASI 1000
GROUP HOSPITAL INDEMNITY INSURANCE COVERAGE
Base Form Number SAHI 1000
(Approved in NY Only)

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Schedule 7.01
Permitted Actions
Any of the following payments or transactions made, or to be made, between any Acquired Company, on the one hand, and the Seller or any of its Affiliates (not including any of the Acquired Companies), on the other hand:

1.     Payment of any amounts to the extent specifically reserved for in the Financial Statements;
2.    Payment of any amounts paid by any Acquired Company required to be paid by any Acquired Company pursuant to any tax sharing agreement either (a) for any Taxes relating to any period after August 31, 2025 or (b) for any Taxes relating to any period prior to August 31, 2025 to the extent reflected in the Financial Statements;

3.    Payment of any amounts in connection with the settlement of intercompany obligations pursuant to Section 7.07;

4.    Payment of any amounts to the Seller or any of its Affiliates for overhead, corporate expenses or any fees, costs or expenses arising in the ordinary course of business, including in respect of any expense sharing arrangements between or among the Seller and its Subsidiaries;

5.    Payment of any amounts, transfers of any assets or the creation of any Liens by any Acquired Company required to be paid, transferred or created by any Acquired Company pursuant to any Transaction Agreement; and

6.    The recognition of revenue by ArmadaCare (in accordance with Accounting Standards Codification 606) upon the binding of underlying premium (and not when cash is received), resulting in the recording of a corresponding receivable that is reduced in the ordinary course of business when and to the extent cash from policyholders is received in respect of such receivable.

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Schedule 7.03
Certain Actions and Conditions
1.Any requirement to sell, hold, divest, discontinue, or limit, before or after the Closing Date, any assets, businesses, or interests of the Buyer, the Acquired Companies, or any of their respective Affiliates.
2.Any conditions relating to, or changes or restrictions in, the operations of any such material assets, businesses, or interests which, in either case, would reasonably be expected to result in a Buyer Material Adverse Effect or materially and adversely impact the aggregate economic or business benefits reasonably expected to be derived by the Buyer from the transactions contemplated by this Agreement and the other Transaction Agreements.
3.Any material modification or waiver of the terms and conditions of this Agreement or the other Transaction Agreements.

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Schedule 8.04(c)(vi)
International Medical Group Benefits and Products

Individual and Group Insurance Segments
•Travel Insurance
•Travel Medical Insurance (also known as “Visitor’s Insurance”)
•International Student, Scholars and Cultural Exchange Insurance
•International Private Medical Insurance
•Expatriate Medical Insurance
•International Marine Medical Insurance
•International Mission Insurance
•Cruise Line Medical Insurance

Travel-Related Services
•Third Party Administration Services
•Cost Containment Services
•Travel Assistance Services, including travel medicine services (clinical services associated with evacuations and repatriations and other commercial transports of patients)
•Medical Concierge Services
•Large Case Management Services
•Utilization Review Services

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Schedule 9.02
STIP Amounts and LTIP Amounts

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Schedule 10.07
Allocation Methodology

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Schedule 11.01(b)
Seller Governmental Approvals
Approval of the Texas Department of Insurance pursuant to Section 4001.253 of the Texas Insurance Code for the change of control of a Texas-licensed insurance agency.
Approval of the Texas Department of Insurance pursuant to Section 4151.211 of the Texas Insurance Code for the change of control of a Texas-licensed third party administrator.
Expiration or early termination of applicable waiting periods (including any extensions thereof) required for the consummation of the transactions contemplated by this Agreement under the HSR Act.

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Schedule 11.02(b)
Buyer Governmental Approvals
Approval of the Texas Department of Insurance pursuant to Section 4001.253 of the Texas Insurance Code for the change of control of a Texas-licensed insurance agency.
Approval of the Texas Department of Insurance pursuant to Section 4151.211 of the Texas Insurance Code for the change of control of a Texas-licensed third party administrator.
Expiration or early termination of applicable waiting periods (including any extensions thereof) required for the consummation of the transactions contemplated by this Agreement under the HSR Act.

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